Exhibit 10.1
EXECUTION COPY
$2,000,000,000 364-Day Revolving Credit Agreement
dated as of
October 14, 2005
among
INTERNATIONAL LEASE FINANCE CORPORATION,
THE BANKS (as defined herein)
and
CITICORP USA, INC.,
as Administrative Agent
CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger and Book Manager

i

SCHEDULES AND EXHIBITS

Schedule I	Schedule of Banks (Sections 1.2, 3.1 and 13.8)
Schedule II	Fees and Margins (Sections 1.2, 4.4, 4.5 and 4.6)
Schedule III	Address for Notices (Section 13.2)
Exhibit A	Form of Notice of Competitive Bid Borrowing (Sections 1.2 and 2.2)
Exhibit B	Form of Bid (Sections 1.2 and 2.2)
Exhibit C	Form of Committed Loan Request (Sections 1.2 and 3.2)
Exhibit D	Form of Bid Note (Sections 1.2 and 2.4)
Exhibit E	Form of Committed Note (Sections 1.2 and 3.4)
Exhibit F	Fixed Charge Coverage Ratio 12/31/03 (Sections 1.2 and 9.11)
Exhibit G	Form of Opinion of Counsel for the Company (Section 10.2.5)
Exhibit H	Form of Opinion of the General Counsel of the Company (Section 10.2.5)
Exhibit I	Form of Assignment and Assumption Agreement (Section 13.4.1)
Exhibit J	Form of Request for Extension of Termination Date (Section 13.8)

364-DAY REVOLVING CREDIT AGREEMENT
          364-DAY REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of October 14, 2005, among INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (herein called the “Company”), the financial institutions listed on the signature pages hereof (herein, together with their respective successors and assigns, collectively called the “Banks” and individually each called a “Bank”) and CITICORP USA, INC. (herein, in its individual corporate capacity, together with its successors and assigns, called “CUSA”), as administrative agent for the Banks (herein, in such capacity, together with its successors and assigns in such capacity, called the “Agent”).
W I T N E S S E T H:
          WHEREAS, the Company has requested the Banks to lend up to $2,000,000,000 to the Company on a 364-day revolving basis for general corporate purposes;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
          SECTION 1. CERTAIN DEFINITIONS.
          Section 1.1. Terms Generally. The definitions ascribed to terms in this Section 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of and Exhibits and Schedules to this Agreement unless the context shall otherwise require.
          Section 1.2. Specific Terms. When used herein, the following terms shall have the following meanings:
          “Absolute Rate” means a rate of interest per annum, expressed as a percentage to four decimal places and set forth in a Bid for a particular Bid Loan amount and a particular Loan Period.
          “Absolute Rate Loan” means any Loan which bears interest at an Absolute Rate.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of stock, by contract or otherwise.

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          “Agent” — see Preamble.
          “Aggregate Commitment” means $2,000,000,000, as reduced by any reduction in the Commitments made from time to time pursuant to Section 5.1 or Section 13.8.
          “Agreement” — see Preamble.
          “AIG” means American International Group, Inc., a Delaware corporation.
          “Assignee” — see Section 13.4.1.
          “Authorized Officer” of the Company means any of the Chairman of the Board, the President, the Vice Chair and Chief Financial Officer, the Treasurer, the Controller and the Assistant Controller of the Company.
          “Available Commitment” — see Section 2.2(a).
          “Bank” — see Preamble.
          “Bank Parties” — see Section 13.6.
          “Base LIBOR” means, with respect to any Loan Period for a LIBOR Rate Loan, (a) the rate per annum for Dollar deposits approximately equal to the principal amount of the LIBOR Rate Loans for which LIBOR is being determined and with maturities comparable to the Loan Period for which such rate would apply, which appears on the Telerate Page 3750 (the “Telerate Page”) at approximately 11:00 A.M., London time, on the day that is two Business Days prior to the first day of such Loan Period and (b) if no such rate so appears on the Telerate Page 3750, the rate per annum determined by the Agent to be the arithmetic mean (rounded to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, to the next higher 1/100 of 1%) of the respective rates of interest communicated by the Reference Banks to the Agent as the rate at which Dollar deposits are offered to the Reference Banks by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Loan Period in an amount substantially equal to the amount of such LIBOR Rate Loan for such Reference Banks and for a period equal to such Loan Period.
          “Base Rate” means a fluctuating interest rate per annum, as shall be in effect from time to time, which rate per annum shall on any day be equal to the higher of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate; and (b) the Federal Funds Rate for such day plus 1/2 of 1% per annum.
          “Base Rate Loan” means any Loan which bears interest at the Base Rate.
          “Bid” means one or more offers by a Bank to make one or more Bid Loans, submitted to the Agent by telephone no later than the Submission Deadline and promptly confirmed in writing on the same day on a duly completed and executed form substantially

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similar to Exhibit B, personally delivered or transmitted by facsimile to the Agent.
          “Bid Borrowing” — see Section 2.2(a).
          “Bid Loan” means a Loan in Dollars that is an Absolute Rate Loan or a LIBOR Rate Loan made pursuant to Section 2.
          “Bid Note” means a promissory note of the Company, substantially in the form of Exhibit D, duly completed, evidencing Bid Loans made to the Company, as such note may be amended, modified or supplemented or supplanted pursuant to Section 13.4.1 from time to time.
          “Business Day” means any day of the year on which banks are open for commercial banking business in the City of New York and Los Angeles and, if the applicable Business Day relates to the determination of LIBOR for any LIBOR Rate Loan, any such Business Day on which dealings in deposits in Dollars are transacted in the London interbank market.
          “Capitalized Lease” means any lease under which any obligations of the lessee are, or are required to be, capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles in the United States of America.
          “Capitalized Rentals” means, as of the date of any determination, the amount at which the obligations of the lessee, due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee, are reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.
          “Closing Date” – see Section 10.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitments” means the Banks’ commitments to make Committed Loans hereunder; and “Commitment” as to any Bank means the amount set forth opposite such Bank’s name on Schedule I (as reduced in accordance with Section 5.1, or as periodically revised in accordance with Section 13.4 or Section 13.8).
          “Committed Loan” means a Loan in Dollars that is a Base Rate Loan or LIBOR Rate Loan made pursuant to Section 3 or, if the Term-Out Option is in effect, Section 5.3.
          “Committed Loan Request” — see Section 3.2(a).
          “Committed Note” means a promissory note of the Company, substantially in the form of Exhibit E, duly completed, evidencing Committed Loans to the Company, as such note may be amended, modified or supplemented or supplanted pursuant to Section 13.4.1 from time to time.
          “Company” — see Preamble.

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          “Consolidated Indebtedness” means, as of the date of any determination, the total amount of Indebtedness less the amount of current and deferred income taxes and rentals received in advance of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles in the United States of America, and excluding adjustments in relation to Indebtedness denominated in any currency other than Dollars and any related derivative liability, in each case to the extent arising from currency fluctuations (such exclusions to apply only to the extent the resulting liability is hedged by the Company or such Subsidiary).
          “Consolidated Tangible Net Assets” means, as of the date of any determination, the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of the Company and its Subsidiaries, after deducting therefrom (i) all liability items except Indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder’s equity and reserves for deferred income taxes and (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.
          “Consolidated Tangible Net Worth” means, as of the date of any determination, the total of shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock), less the sum of the total amount of goodwill, organization expenses, unamortized debt issue costs (determined on an after-tax basis), deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets, surplus resulting from any revaluation write-up of assets subsequent to December 31, 2002 and such other assets as are properly classified as intangible assets, all determined in accordance with generally accepted accounting principles in the United States of America consolidating the Company and its Subsidiaries.
          “Covered Taxes” means all Taxes, including all liabilities (including, without limitation, any penalties, interest and other additions to tax) with respect thereto, other than the following Taxes, including all liabilities (including, without limitation, any penalties, interest and other additions to tax) with respect thereto: (i) Taxes imposed on the net income or capital of the Agent, a Bank, Assignee or Participant under this Agreement and franchise taxes imposed in lieu thereof (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income (collectively referred to as “net income taxes”)) by (A) the jurisdiction under the laws of which such Agent, Bank, Assignee or Participant under this Agreement is organized or resident for tax purposes or any political subdivision thereof or (B) the jurisdiction of such Agent, Bank, Assignee or Participant’s applicable lending office or any political subdivision thereof or (C) any jurisdiction with which such Agent, Bank, Assignee or Participant has any present or former connection (other than solely by virtue of being a Bank under this Agreement), (ii) any Taxes to the extent

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that they are in effect and would apply to a payment to such Agent, Bank, Assignee or Participant as of the date of a change in the jurisdiction of such Agent, Bank, Assignee or Participant’s applicable lending office or (iii) any Taxes that would not have been imposed but for (A) the failure or unreasonable delay by such Agent, Bank, Assignee or Participant, as applicable, to complete, provide, or file and update or renew, any application forms, certificates, documents or other evidence required from time to time, properly completed and duly executed, to qualify for any applicable exemption from or reduction of Taxes, including, without limitation, the certificates, documents or other evidence required under Sections 6.4(b), 6.4(c) and 6.4(e) (unless such failure or delay results from a change in applicable law after the Closing Date or the date of the applicable agreement pursuant to which such Assignee or Participant, as the case may be, acquires an interest under this Agreement, which precludes such Agent, Bank, Assignee or Participant, as applicable, from qualifying for such exemption or reduction) or (B) the gross negligence or willful misconduct of such Agent, Bank, Assignee or Participant.
          “CUSA” – see Preamble.
          “Dollar”, and $, refer to the lawful money of the United States of America.
          “ECA Financing” means any subsidized financing of the acquisition of Airbus Industrie aircraft, the repayment obligations of which will be supported by guaranties issued by certain European government export credit agencies (the European Credit Agency Export Finance Program) and a Company Guaranty and a pledge of the assets of (including any rights to or interests in any reserve or security deposit held by) each such Wholly-owned Subsidiary.
          “Eligible Assignee” means (i) any Bank, and any Affiliate of any Bank and (ii)(a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (d) a finance company, insurance company, mutual fund, leasing company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $150,000,000.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
          “Eurodollar Reserve Percentage” means for any day in any Loan Period for any LIBOR Rate Loan that percentage in effect on such day as prescribed by the Board of Governors

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of the Federal Reserve System (or any successor thereto) or other U.S. government agency for determining the reserve requirement (including, without limitation, any marginal, basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of eurocurrency funding liabilities. LIBOR shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
          “Event of Default” means any of the events described in Section 11.1.
          “Eximbank” means the Export-Import Bank of the United States.
          “Existing Litigation” — see Section 10.1.3.
          “FASB 13” means the Statement of Financial Accounting Standards No. 13 (Accounting for Leases) as in effect on the date hereof.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
          “Fixed Charge Coverage Ratio” on the last day of any quarter of any fiscal year of the Company means the ratio for the period of four fiscal quarters ending on such day of earnings to combined fixed charges and preferred stock dividends referred to in Paragraph (d)(1) of Item 503 of Regulation S-K of the Securities and Exchange Commission, as amended from time to time, and determined pursuant to Instructions to paragraph 503(d) of such Item 503 with the Company as “registrant” (such ratio for the four fiscal quarters ended December 31, 2004 is attached hereto as Exhibit F); provided, however, that if the Required Banks in their reasonable discretion determine that amendments to Regulation S-K subsequent to the date hereof substantially modify the provisions of such Item 503, “Fixed Charge Coverage Ratio” shall have the meaning determined by this definition without regard to any such amendments.
          “Funding Date” means the date on which any Loan is scheduled to be disbursed.
          “Funding Office” means, with respect to any Bank, any office or offices of such Bank or Affiliate or Affiliates of such Bank through which such Bank shall fund or shall have funded any Loan. A Funding Office may be, at such Bank’s option, either a domestic or foreign office of such Bank or a domestic or foreign office of an Affiliate of such Bank.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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          “Guaranties” by any Person means, without duplication, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of the Indebtedness or obligation or (d) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof; provided, however, that the obligation described in clause (c) shall not include (i) obligations of a buyer under an agreement with a seller to purchase goods or services entered into in the ordinary course of such buyer’s and seller’s businesses unless such agreement requires that such buyer make payment whether or not delivery is ever made of such goods or services and (ii) remarketing agreements where the remaining debt on an aircraft does not exceed the aircraft’s net book value, determined in accordance with industry standards, except that clause (c) shall apply to the amount of remaining debt under a remarketing agreement that exceeds the net book value of the aircraft. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.
          “Indebtedness” of any Person means and includes, without duplication, all obligations of such Person which in accordance with generally accepted accounting principles in the United States of America shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all:
     (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets (other than security and other deposits on flight equipment),
     (b) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
     (c) obligations created or arising under any conditional sale, or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property,
     (d) Capitalized Rentals of such Person under any Capitalized Lease,

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     (e) obligations evidenced by bonds, debentures, notes or other similar instruments, and
     (f) Guaranties by such Person, to the extent required pursuant to the definition thereof.
          “Indemnified Liabilities” — see Section 13.6.
          “LIBOR” means, with respect to any Loan Period the rate per annum (rounded to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, to the next higher 1/100 of 1%), determined pursuant to the following formula:

LIBOR=	Base LIBOR

(1 – Eurodollar Reserve Percentage)
          “LIBOR Rate” means (i) with respect to Committed Loans that are LIBOR Rate Loans (but not Term Loans), LIBOR plus the applicable rate margin set forth for LIBOR Rate Loans (other than Term Loans) in the row entitled “Margins” on Schedule II, (ii) with respect to Bid Loans that are LIBOR Rate Loans, LIBOR plus or minus the rate margin set forth in a Bid for a particular Bid Loan amount and a particular Loan Period and (iii) with respect to Term Loans that are LIBOR Rate Loans, LIBOR plus the applicable rate margin set forth in the row entitled “Drawn Pricing Under the Term-Out Option (if LIBOR Rate Loans)” on Schedule II.
          “LIBOR Rate Loan” means any Loan which bears interest at a LIBOR Rate.
          “Lien” means any mortgage, pledge, lien, security interest or other charge, encumbrance or preferential arrangement, including the retained security title of a conditional vendor or lessor. For avoidance of doubt, the parties hereto acknowledge that the filing of a financing statement under the Uniform Commercial Code does not, in and of itself, give rise to a Lien.
          “Litigation Actions” means all litigation, claims and arbitration proceedings, proceedings before any Governmental Authority or investigations which are pending or, to the knowledge of the Company, threatened against, or affecting, the Company or any Subsidiary.
          “Loan Period” means (i) with respect to any Absolute Rate Loan, the period commencing on such Loan’s Funding Date and ending not less than 14 days thereafter nor more than 6 months thereafter as specified in the Bid Loan Request related to such Bid Loan and (ii) with respect to any LIBOR Rate Loan, the period commencing on such Loan’s Funding Date and ending 1, 2, 3 or 6 months thereafter as selected by the Company pursuant to Section 3.2(a) or specified in the Notice of Competitive Bid Borrowing, as the case may be; provided, however, that:
     (a) if a Loan Period would otherwise end on a day which is not a Business Day, such Loan Period shall end on the next succeeding Business Day (unless, in the case of a LIBOR Rate Loan, such next succeeding Business Day would fall in the next succeeding

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calendar month, in which case such Loan Period shall end on the next preceding Business Day),
     (b) in the case of a Loan Period for any LIBOR Rate Loan, if there exists no day numerically corresponding to the day such Loan was made in the month in which the last day of such Loan Period would otherwise fall, such Loan Period shall end on the last Business Day of such month, and
     (c) on the date of the making of any Loan by a Bank, the Loan Period for such Loan shall not extend beyond the then-scheduled Termination Date for such Bank (or the date contemplated by Section 5.3 if the Term-Out Option is in effect).
          “Loans” means, collectively, the Bid Loans and the Committed Loans and, individually, any Bid Loan or Committed Loan.
          “Material Adverse Effect” means (i) any material adverse effect on the business, properties, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole since any stated reference date or from and after the date of determination, as the case may be, (ii) any material adverse effect on the ability of the Company to perform its material obligations hereunder and under the Notes or (iii) any material adverse effect on the legality, validity, binding effect or enforceability of any material provision of this Agreement or any Note.
          “Multiemployer Plan” has the meaning assigned to such term in Section 3(37) of ERISA.
          “New Litigation” — see Section 10.1.3.
          “Notes” means, collectively, the Bid Notes and the Committed Notes; and “Note” means any individual Bid Note or Committed Note.
          “Notice of Competitive Bid Borrowing” – see Section 2.2(a).
          “Notice Office” means the office of CUSA which, as of the date hereof, is located at 2 Penns Way, Suite 200, New Castle, DE 19720, Telecopy Number 302-894-6005; Telephone 302-894-6120.
          “Participant” — see Section 13.4.2.
          “Payment Office” means the office of the Agent which, as of the date hereof, is at 2 Penns Way, Suite 200, New Castle, DE 19720, Account Number: 36852248.
          “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
          “Percentage” means as to any Bank the ratio, expressed as a percentage, that such

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Bank’s Commitment as set forth opposite such Bank’s name on Schedule I, as periodically revised in accordance with Section 13.4 or 13.8, bears to the Aggregate Commitment or, if the Commitments have been terminated, the ratio, expressed as a percentage, that the aggregate principal amount of such Bank’s outstanding Loans bears to the aggregate principal amount of all outstanding Loans.
          “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
          “Plan” means, at any date, any employee pension benefit plan (as defined in section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
          “Reference Banks” means Citibank, N.A., Bank of America, N.A. and The Governor and Company of the Bank of Scotland.
          “Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
          “Required Banks” means Banks having an aggregate Percentage of 51% or more.
          “Significant Subsidiary” means any Subsidiary which is so defined pursuant to Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.
          “Submission Deadline” — see Section 2.2(b).
          “Subsidiary” means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly 50% or more of:
     (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation,
     (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or
     (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
          “Successor Bank” — see Section 13.8(c).

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          “Taxes” with respect to any Person means income, excise and other taxes, and all assessments, imposts, duties and other governmental charges or levies, imposed upon such Person, its income or any of its properties, franchises or assets by any Governmental Authority.
          “Telerate Page” – see “Base LIBOR”.
          “Terminating Bank” — see Section 13.8(c).
          “Termination Date” means, with respect to any Bank, the earliest to occur of (i) October 13, 2006 or such later date as may be agreed to by such Bank pursuant to Section 13.8(a), or if such day is not a Business Day, the next preceding Business Day, (ii) the date on which the Commitments shall terminate pursuant to Section 11.2 or the Commitments shall be reduced to zero pursuant to Section 5.1 and (iii) the date specified as such Bank’s Termination Date pursuant to Section 13.8(b), or, if such day is not a Business Day, the next preceding Business Day; in all cases, subject to the provisions of Section 13.8(d).
          “Term Loans” — see Section 5.3.
          “Term-Out Option” means the option of the Company to convert the Committed Loans to Term Loans as defined in and contemplated by Section 5.3.
          “Unmatured Event of Default” means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
          “Wholly-owned Subsidiary” means any Person of which or in which the Company and its other Wholly-owned Subsidiaries own directly or indirectly 100% of:
     (a) the issued and outstanding shares of stock (except shares required as directors’ qualifying shares),
     (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or
     (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
          SECTION 2. BID LOANS AND BID NOTES.
          Section 2.1. Making of Bid Loans. On the terms and subject to the conditions of this Agreement, each Bank, severally and for itself alone, may (but is not obligated to) make Bid Loans to the Company from time to time on or after the date hereof and prior to the date which is the fourteenth day preceding such Bank’s Termination Date in amounts equal to such Bank’s Bids that have been accepted as provided in Section 2.2(c); provided, that the aggregate principal amount of all outstanding Loans shall not at any time exceed the then Aggregate Commitment.
          Section 2.2. Procedure for Bid Loans.

Credit Agreement

          (a) Bid Loan Request. Whenever the Company desires to incur a competitive bid borrowing (a “Bid Borrowing”), it shall give the Agent written notice (or telephonic notice promptly confirmed in writing), such notice to be delivered to the Agent at its Notice Office no later than 12:00 Noon, New York City time, at least three Business Days prior to any proposed LIBOR Rate Loan and at least one Business Day prior to any proposed Absolute Rate Loan. Each such notice shall be substantially in the form of Exhibit A hereto (each a “Notice of Competitive Bid Borrowing”), and shall specify in each case (i) the date of such proposed Bid Borrowing (which shall be a Business Day), (ii) the aggregate amount of the proposed Bid Borrowing, (iii) whether the proposed Bid Borrowing is to be an Absolute Rate Loan or a LIBOR Rate Loan and the Loan Period, (iv) the maturity date for repayment of each Bid Loan to be made as part of such borrowing (which maturity date shall not be earlier than one month after the date of any proposed LIBOR Rate Loan or 14 days after the date of any proposed Absolute Rate Loan nor later than the earliest to occur of (x) six months after the date of such proposed Bid Loan, (y) the Termination Date and (z) if the proposed Bid Loan has an interest rate that is the LIBOR Rate, the last day of the proposed Loan Period), (v) the interest payment date or dates relating thereto, (vi) the account to which the proceeds of such Bid Borrowing are to be credited and (vii) any other terms to be applicable to such Bid Borrowing. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each such request for a Bid Borrowing received by it from the Company. Each Notice of Competitive Bid Borrowing shall contemplate Bid Loans in a minimum aggregate principal amount of $10,000,000 or a higher integral multiple of $1,000,000, not to exceed, however, the excess of the then Aggregate Commitment over the aggregate principal amount of all outstanding Loans, calculated as of the relevant Funding Date, assuming that the Company will pay, when due, all Loans maturing on or prior to such Funding Date (the “Available Commitment”).
          (b) Bidding Procedure. Each Bank shall, if in its sole discretion it elects to do so, irrevocably offer to make one or more Bid Loans to the Company as part of such proposed Bid Borrowing at a rate or rates of interest specified by such Bank in its sole discretion and determined by such Bank independently of each other Bank, by notifying by telephone confirmed in writing to the Agent at its Notice Office (which shall give prompt notice thereof to the Company), before 10:00 a.m., New York City time, on the date (the “Submission Deadline”) that is (x) in the case of a proposed Absolute Rate Loan, the same day as the date of such proposed Bid Loan and (y) in the case of a proposed LIBOR Rate Loan, two Business Days before the date of such proposed Bid Loan. Each Bid shall be substantially in the form of Exhibit B (each a “Bid”), and shall specify in each case (i) the Loan Period, (ii) the minimum amount and maximum amount of each Bid Loan that such Bank would be willing to make as part of such proposed Bid Borrowing (which amounts may, subject to the proviso in Section 2.1, exceed such Bank’s Commitment), (iii) the rate or rates of interest therefor and (iv) such Bank’s lending office with respect to such Bid Loan; provided, that if the Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 8:30 a.m., New York City time, on the Submission Deadline.
          (c) Acceptance of Bids. The Company shall, in turn, before 10:30 a.m., New York City time, on the Submission Deadline, either:
     (i) cancel such proposed Bid Borrowing by giving the Agent notice to that effect,

Credit Agreement

     or
     (ii) accept (such acceptance to be irrevocable) one or more of the offers made by any Bank or Banks pursuant to clause (b) above by giving notice (in writing or by telephone confirmed in writing) to the Agent of the amount of each Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Bank for such Bid Borrowing pursuant to clause (b) above) to be made by such Bank as part of such Bid Borrowing, and reject any remaining offers made by any Bank pursuant to clause (b) above by giving the Agent notice to that effect; provided, that for any maturity date acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Loan) or floating rates (in the case of a LIBOR Rate Loan), in each case commencing with the lowest rate so offered and only as to offers made in conformity with the terms hereof; provided, further, however, if offers are made by two or more Banks at the same rate or rates and acceptance of all such equal offers would result in a greater principal amount of Bid Loans being accepted than the aggregate principal amount requested by the Company, the Company shall have the right to accept one or more of such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer pursuant to clause (b) above), as the Company may elect in its sole discretion. The Company may not accept offers whose aggregate principal amount is greater than the requested aggregate amount as specified in the related Notice of Competitive Bid Borrowing subject to the proviso in Section 2.1.
          (d) Cancellation of Bid Borrowing. If the Company notifies the Agent that such proposed Bid Borrowing is cancelled pursuant to clause (c)(i) above, the Agent shall give prompt notice thereof to the Banks and such Bid Borrowing shall not be made.
          (e) Notification of Acceptance and Repayment. If the Company accepts one or more of the offers made by any Bank or Banks pursuant to clause (c)(ii) above, the Agent shall in turn promptly notify (x) each Bank that has made an offer as described in clause (b) above, of the date and aggregate amount of such Bid Borrowing and whether or not any offer or offers made by such Bank pursuant to clause (b) above have been accepted by the Company and (y) each Bank that is to make a Bid Loan as part of such Bid Borrowing, of the amount of each Bid Loan to be made by such Bank as part of such Bid Borrowing. The Company agrees to repay the principal amount of each Bid Loan, and pay the interest accrued thereon, in each case in accordance with the terms bid and accepted as provided herein and, additionally in the case of the payment of interest, in accordance with Sections 4.1 and 4.2 hereof.
          (f) Reliance. The Agent may rely and act upon notice given by telephone by individuals reasonably believed by the Agent to be those designated to the Agent by the Company or by any Bank in writing from time to time, without waiting for receipt of written confirmation thereof, and the Company hereby agrees to indemnify and hold harmless the Agent from and against any and all losses, costs, expenses, damages, claims, actions or other proceedings relating to such reliance.

Credit Agreement

          Section 2.3. Funding of Bid Loans. No later than 1:00 p.m., New York City time, on the date specified in each Notice of Competitive Bid Borrowing, each Bank will make available the Bid Loan, if any, to be made by such Bank as part of the Bid Borrowing requested to be made on such date in the manner provided below. All amounts shall be made available to the Agent in Dollars and immediately available funds at the Payment Office of the Agent and the Agent promptly will make available to the Company at its account specified in the relevant Notice of Competitive Bid Borrowing the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank which has submitted a bid pursuant to Section 2.2(b) prior to the date of the proposed Bid Borrowing that such Bank does not intend to make available to the Agent its portion, if any, of the Bid Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of the Bid Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount.
          SECTION 3. COMMITTED LOANS AND NOTES.
          Section 3.1. Agreement to Make Committed Loans. On the terms and subject to the conditions of this Agreement, each Bank, severally and for itself alone, agrees to make Loans (herein collectively called “Committed Loans” and individually each called a “Committed Loan”) on a revolving basis from time to time from the date hereof until such Bank’s Termination Date in such Bank’s Percentage of such aggregate amounts as the Company may from time to time request as provided in Section 3.2; provided, that (a) the aggregate principal amount of all outstanding Committed Loans of any Bank shall not at any time exceed the amount set forth opposite such Bank’s name on Schedule I (as reduced in accordance with Section 5.1, Section 13.4 or Section 13.8) and (b) the aggregate principal amount of all outstanding Committed Loans of all Banks plus the aggregate principal amount of all outstanding Bid Loans of all Banks shall not at any time exceed the then Aggregate Commitment. Within the limits of this Section 3.1, the Company may from time to time borrow, prepay and reborrow Committed Loans on the terms and conditions set forth in this Agreement.
          Section 3.2. Procedure for Committed Loans.
          (a) Committed Loan Requests. The Company shall give the Agent irrevocable telephonic notice at the Notice Office (promptly confirmed in writing on the same day), not later than 10:30 a.m., New York City time, (i) at least three Business Days prior to the Funding Date in the case of LIBOR Rate Loans or (ii) on the Funding Date in the case of Base Rate Loans, of each requested Committed Loan, and the Agent shall promptly advise each Bank thereof and, in the case of a LIBOR Rate Loan, if the Telerate Page is not available, request each Reference Bank to notify the Agent of its applicable rate (as contemplated in the definition of LIBOR). Each such notice to the Agent (a “Committed Loan Request”) shall be substantially in the form of Exhibit C and shall specify (i) the Funding Date (which shall be a Business Day), (ii) the aggregate amount of the Loans requested (in an amount permitted under clause (b) below), (iii) whether each Loan shall be a LIBOR Rate Loan or a Base Rate Loan and (iv) if a LIBOR Rate Loan, the Loan Period therefor (subject to the limitations set forth in the definition of Loan Period).

Credit Agreement

          (b) Amount and Increments of Committed Loans. Each Committed Loan Request shall contemplate Committed Loans in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, not to exceed in the aggregate (for all requested Committed Loans) the Available Commitment.
          (c) Funding of Committed Loans.
          (i) Not later than 1:30 p.m., New York City time, on the Funding Date of a Committed Loan, each Bank shall, subject to this Section 3.2(c), provide the Agent at its Notice Office with immediately available funds covering such Bank’s Committed Loan (provided, that a Bank’s obligation to provide funds to the Agent shall be deemed satisfied by such Bank’s delivery to the Agent at its Notice Office not later than 1:30 p.m., New York City time, of a Federal reserve wire confirmation number covering the proceeds of such Bank’s Committed Loan) and the Agent shall pay over such funds to the Company not later than 2:00 p.m., New York City time, on such day if the Agent shall have received the documents required under Section 10 with respect to such Loan and the other conditions precedent to the making of such Loan shall have been satisfied not later than 10:00 a.m., New York City time, on such day. If the Agent does not receive such documents or such other conditions precedent have not been satisfied prior to such time, then (A) the Agent shall not pay over such funds to the Company, (B) the Company’s Committed Loan Request related to such Loan shall be deemed cancelled in its entirety, (C) in the case of Committed Loan Requests relative to LIBOR Rate Loans, the Company shall be liable to each Bank in accordance with Section 7.4 and (D) the Agent shall return the amount previously provided to the Agent by each Bank on the next following Business Day.
          (ii) The Company agrees, notwithstanding its previous delivery of any documents required under Section 10 with respect to a particular Loan, immediately to notify the Agent of any failure by it to satisfy the conditions precedent to the making of such Loan. The Agent shall be entitled to assume, after it has received each of the documents required under Section 10 with respect to a particular Loan, that each of the conditions precedent to the making of such Loan has been satisfied absent actual knowledge to the contrary received by the Agent prior to the time of the receipt of such documents. Unless the Agent shall have notified the Banks prior to 10:30 a.m., New York City time, on the Funding Date of any Loan that the Agent has actual knowledge that the conditions precedent to the making of such Loan have not been satisfied, the Banks shall be entitled to assume that such conditions precedent have been satisfied.
          (d) Repayment of Loans. If any Bank is to make a Committed Loan hereunder on a day on which the Company is to repay (or has elected to prepay, pursuant to Section 5.2) all or any part of any outstanding Loan held by such Bank, the proceeds of such new Committed Loan shall be applied to make such repayment and only an amount equal to the positive difference, if any, between the amount being borrowed and the amount being repaid shall be requested by the Agent to be made available by such Bank to the Agent as provided in Section 3.2(c).
          Section 3.3. Maturity of Committed Loans. Except for a Base Rate Loan, which shall mature on the Termination Date (or the date contemplated by Section 5.3 if the Term-Out

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Option is in effect), a Committed Loan made by a Bank shall mature on the last day of the Loan Period applicable to such Committed Loan, but in no event later than the Termination Date for such Bank (or the date contemplated by Section 5.3 if the Term-Out Option is in effect).
          SECTION 4. INTEREST AND FEES.
          Section 4.1. Interest Rates. The Company hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the Funding Date for such Loan until such Loan is paid in full, as follows:
          (a) if such Loan is a Bid Loan, at a rate per annum equal to the Absolute Rate or the LIBOR Rate, as applicable, offered by the applicable Bank and accepted by the Company for such Bid Loan;
          (b) if such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and
          (c) if such Loan is a Committed Loan that is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate applicable to the Loan Period for such Loan;
provided, however, that after the maturity of any Loan (whether by acceleration or otherwise), such Loan shall bear interest on the unpaid principal amount thereof at a rate per annum (calculated on the basis of a 360-day year for the actual number of days involved) equal to the Base Rate from time to time in effect (but not less than the interest rate in effect for such Loan immediately prior to maturity) plus 1% per annum.
          Section 4.2. Interest Payment Dates. Except for Base Rate Loans, as to which accrued interest shall be payable on the last day of each calendar quarter and on the Termination Date (or the date contemplated by Section 5.3 if the Term-Out Option is in effect), accrued interest on each Loan shall be payable in arrears on the last day of the Loan Period therefor and (i) with respect to each LIBOR Rate Loan with a Loan Period of six months, on the day that is three months after the first day of such Loan Period (or, if there is no day in such third month numerically corresponding to such first day of the Loan Period, on the last Business Day of such month) and (ii) with respect to each Absolute Rate Loan with a Loan Period exceeding 90 days, on the day that is 90 days after the first day of such Loan Period. After the maturity of any Loan, accrued interest on such Loan shall be payable on demand. If any interest payment date falls on a day that is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day and the interest paid shall cover the period of postponement (except that if the Loan is a LIBOR Rate Loan and the next succeeding Business Day falls in the next succeeding calendar month, such interest payment date shall be the immediately preceding Business Day).
          Section 4.3. Setting and Notice of Committed Loan Rates. (a) The applicable interest rate for each Committed Loan hereunder shall be determined by the Agent and notice thereof shall be given by the Agent promptly to the Company and to each Bank. Each determination of the applicable interest rate by the Agent shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

Credit Agreement

          (b) In the case of LIBOR Rate Loans, each Reference Bank agrees to use its best efforts to notify the Agent in a timely fashion of its applicable rate after the Agent’s request (if any) therefor under Section 2.2(a) and Section 3.2(a) (as contemplated in the definition of LIBOR). If as to any Loan Period the Telerate Page is not available and any one or more of the Reference Banks is unable or for any reason fails to notify the Agent of its applicable rate by 11:30 a.m., New York City time, two Business Days before the Funding Date, then the applicable LIBOR Rate shall be determined on the basis of the rate or rates of which the Agent is given notice by the remaining Reference Bank or Banks by such time. If the Telerate Page is not available and none of the Reference Banks notifies the Agent of the applicable rate prior to 11:30 a.m., New York City time, two Business Days before the Funding Date, then (i) the Agent shall promptly notify the other parties thereof and (ii) at the option of the Company the Committed Loan Request delivered by the Company pursuant to Section 3.2(a) with respect to such Funding Date shall be cancelled or shall be deemed to have specified a Base Rate Loan.
          (c) The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining the interest rate applicable to any LIBOR Rate Loan.
          Section 4.4. Facility Fee. The Company agrees to pay to the Agent for the accounts of the Banks pro rata in accordance with their respective Percentages an annual facility fee computed by multiplying the average daily amount of the Aggregate Commitment (whether used or unused) by the applicable percentage determined with respect to such facility fee in accordance with Schedule II hereto. Such fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year (beginning with the last Business Day of December, 2005) until the Commitments have expired or have been terminated and on the date of such expiration or termination (and, in the case of any Terminating Bank, such Bank’s Termination Date), in each case for the period then ending for which such facility fee has not previously been paid.
          Section 4.5. Utilization Fee. The Company agrees to pay to the Agent for the accounts of the Banks pro rata in accordance with their respective Percentages, during any period that the aggregate outstanding principal amount of the Loans exceeds 33.33% of the Aggregate Commitment, a utilization fee computed by multiplying the average daily amount of the Aggregate Commitment by the applicable percentage determined with respect to such utilization fee in accordance with Schedule II hereto; provided, that if the then outstanding aggregate principal amount of Bid Loans exceeds an amount equal to 33.33% of the Aggregate Commitments as then in effect, then in calculating the aggregate outstanding principal amount of the Loans for purposes of this Section 4.5 only, the aggregate outstanding principal amount of Loans shall not include an amount equal to 33.33% of the Aggregate Commitments as then in effect. Accrued utilization fees shall be due and payable on each date that interest is payable on each such Loan.
          Section 4.6. Agent’s Fees. The Company agrees promptly to pay to the Agent such fees as may be agreed from time to time by the Company and the Agent.

Credit Agreement

          Section 4.7. Computation of Interest and Fees. Interest on LIBOR Rate Loans, and facility and utilization fees shall be computed for the actual number of days elapsed on the basis of a 360-day year; and interest on Base Rate Loans shall be computed for the actual number of days elapsed on the basis of a 365/366 day year, as the case may be. The interest rate applicable to each LIBOR Rate Loan and Base Rate Loan, and (to the extent applicable) after the maturity of any other type of Loan, the interest rate applicable to such Loan, shall change simultaneously with each change in the LIBOR Rate or the Base Rate, as applicable.
          SECTION 5. REDUCTION OR TERMINATION OF THE COMMITMENTS; REPAYMENT; PREPAYMENTS.
          Section 5.1. Voluntary Termination or Reduction of the Commitments. The Company may at any time on at least 5 days’ prior irrevocable notice received by the Agent (which shall promptly on the same day or on the next Business Day advise each Bank thereof) permanently reduce the amount of the Commitments (such reduction to be pro rata among the Banks according to their respective Percentages) to an amount not less than the aggregate principal amount of all outstanding Loans. Any such reduction shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Concurrently with any such reduction, the Company shall prepay the principal of any Committed Loans outstanding to the extent that the aggregate amount of such Loans outstanding shall then exceed the Aggregate Commitment, as so reduced. The Company may from time to time on like irrevocable notice terminate the Commitments upon payment in full of all Loans, all interest accrued thereon, all fees and all other obligations of the Company hereunder; provided, however, that the Company may not at any time terminate the Commitments if any Bid Loan is outstanding (unless the holder of each such outstanding Bid Loan has given its prior written consent to the concurrent repayment of such Bid Loan).
          Section 5.2. Voluntary Prepayments. The Company may voluntarily prepay Loans (other than Bid Loans, which may only be prepaid with the prior written consent of the holder thereof) without premium or penalty, except as may be required pursuant to subsection (e) below, in whole or in part; provided, that (a) each prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (b) except for the prepayment of the aggregate amount of all Loans outstanding, no such prepayment shall result in there being less than $10,000,000 in Loans outstanding in the aggregate, (c) the Company shall give the Agent at its Notice Office (which shall promptly advise each Bank) not less than three Business Days’ prior notice thereof specifying the Loans to be prepaid and the date and amount of prepayment, (d) any prepayment of principal of any Loan shall include accrued interest to the date of prepayment on the principal amount being prepaid and (e) any prepayment of a LIBOR Rate Loan shall be subject to the provisions of Section 7.4.
          Section 5.3. Term-Out Option. The Company may, by notice to the Agent not less than 10 days prior to the then-effective Termination Date, subject to the conditions set forth below in this Section 5.3, elect to convert the aggregate outstanding principal amount of the Committed Loans of each Bank as of such then-effective Termination Date to a term loan of such Bank in said amount (herein collectively called “Term Loans” and individually each called a “Term Loan”). Each Term Loan shall bear interest, from and including such then-effective

Credit Agreement

Termination Date until the payment thereof in full, at a rate per annum equal to (x) in the case such Term Loan is a Base Rate Loan, the Base Rate from time to time in effect and (y) in the case such Term Loan is a LIBOR Rate Loan, the LIBOR Rate applicable to the Loan Period for such Term Loan, and in each case shall otherwise constitute a Committed Loan for all purposes of this Agreement. The Company agrees to repay to the Agent for account of the Banks the unpaid principal amount of the Term Loans on the date 364 days after such then-effective Termination Date or, if such date is not a Business Day, the immediately preceding Business Day (and any outstanding Committed Note shall be deemed amended accordingly). Once repaid or prepaid (other than as contemplated by Section 3.2(d)), Term Loans cannot be reborrowed. Anything in this Section 5.3 to the contrary notwithstanding, any such conversion shall be subject to the conditions precedent that (i) no Unmatured Event of Default or Event of Default shall have occurred and be continuing on such then-effective Termination Date and (ii) the representations and warranties made by the Company in Section 8 shall be true on and as of such then-effective Termination Date with the same force and effect as if made on and as of such date. Each notice of conversion delivered by the Company in accordance with this Section 5.3 shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Company, after delivery of such notice, otherwise notifies the Agent prior to such then-effective Termination Date, as of such date). Notwithstanding anything in this Agreement to the contrary, facility fees contemplated by Section 4.4 and utilization fees contemplated by Section 4.5 shall cease to accrue after the effectiveness of the Term-Out Option.
          SECTION 6. MAKING AND PRORATION OF PAYMENTS; SET-OFF; TAXES.
          Section 6.1. Making of Payments. Except as provided in Section 3.2(d), payments (including those made pursuant to Section 5.1) of principal of, or interest on, the Loans and all payments of fees and any other payments required to be made by the Company to the Agent hereunder shall be made by the Company to the Agent in immediately available funds at its Payment Office not later than 12:00 Noon, New York City time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall promptly remit to each Bank its share (if any) of each such payment. All payments under Section 7 and all payments required to be made hereunder to any Person other than the Agent shall be made by the Company when due directly to the Persons entitled thereto in immediately available funds.
          Section 6.2. Pro Rata Treatment; Sharing.
          (a) Except as required pursuant to Section 7 or Section 13.8, each payment or prepayment of principal of any Committed Loans, each payment of interest on the Committed Loans, each payment of the utilization fee and each payment of the facility fee shall be allocated pro rata among the Banks in accordance with their respective Percentages. Each payment of principal of any Bid Borrowing shall be allocated pro rata among the Banks participating in such Bid Borrowing in accordance with the respective principal amounts of their outstanding Bid Loans comprising such Bid Borrowing. Each payment of interest on any Bid Borrowing shall be allocated pro rata among the Banks participating in such Bid Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Bid Loans comprising

Credit Agreement

such Bid Borrowing.
          (b) If any Bank or other holder of a Committed Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, interest on or fees or other amounts with respect to any Committed Loan in excess of the share of payments and other recoveries (exclusive of payments or recoveries under Section 7 or pursuant to Section 13.8) such Bank or other holder would have received if such payment had been distributed pursuant to the provisions of Section 6.2(a), such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Committed Loans held by them as shall be necessary so that all such payments of principal and interest with respect to the Committed Loans shall be shared by the Banks and other holders pro rata in accordance with their respective Percentages; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) If any Bank or other holder of a Bid Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, interest on or fees or other amounts with respect to any Bid Loan in excess of the share of payments and other recoveries (exclusive of payments or recoveries pursuant to Section 7 or Section 13.8) such Bank or other holder would have received if such payment had been distributed pursuant to the provisions of Section 6.2(a), such Bank or other holder shall purchase from the other Banks or holders participating in such Bid Borrowing, in a manner to be specified by the Agent, such participations in the Bid Loans held by them as shall be necessary so that all such payments of principal and interest with respect to the Bid Loans shall be shared by the Banks and other holders participating in such Bid Borrowing in a manner consistent with Section 6.2(a); provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          Section 6.3. Set-off. The Company agrees that the Agent, each Bank, each Assignee and each Participant has all rights of set-off and banker’s lien provided by applicable law, and the Company further agrees that at any time (i) any amount owing by the Company under this Agreement is due to any such Person or (ii) any Event of Default exists, each such Person may apply to the payment of any amount payable hereunder any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Person.
          Section 6.4. Taxes, etc. (a) All payments made by the Company to the Agent, any Bank, any Assignee or any Participant under this Agreement and the Notes shall be made without any set-off or counterclaim, and free and clear of and without deduction for or on account of any present or future Covered Taxes now or hereafter imposed (except to the extent that such withholding or deduction (x) is compelled by law, (y) results from the breach, by the recipient of a payment, of its agreement contained in Section 6.4(b), Section 6.4(c) or Section 6.4(e) or (z) would not be required if the representation or warranty contained in the second sentence of Section 6.4(b) were true as of the date of this Agreement, or with respect to a Bank that becomes a Bank pursuant to Section 13.4.1, Section 13.4.2 or Section 13.8, true at the time

Credit Agreement

such Bank becomes a Bank hereunder). If the Company is compelled by law to make any such deductions or withholdings of any Covered Taxes it will:
     (i) pay to the relevant authorities the full amount required to be so withheld or deducted,
     (ii) except to the extent that such withholding or deduction results from the breach by the recipient of its agreement contained in Section 6.4(b), Section 6.4(c) or Section 6.4(e) or, if applicable, would not be required if the representation or warranty contained in the second sentence of Section 6.4(b) were true as of the date of this Agreement, or with respect to a Bank that becomes a Bank pursuant to Section 13.4.1, Section 13.4.2 or Section 13.8, true at the time such Bank becomes a Bank hereunder, pay such additional amounts as may be necessary in order that the net amount received by the Agent, each Bank, each Assignee and each Participant after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such payee would have received had no such deductions or withholdings been made, and
     (iii) promptly forward to the Agent (for delivery to such payee) an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities.
          Moreover, if any Covered Taxes are directly asserted against the Agent, any Bank, any Assignee or any Participant, such payee may pay such Covered Taxes, and, upon receipt of an official receipt or other satisfactory documentation evidencing such payment, the Company shall promptly pay such additional amount (including, without limitation, any penalties, interest or reasonable expenses) as may be necessary in order that the net amount received by such payee after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such payee would have received had no such Covered Taxes been asserted (provided, that the Agent, the Banks, and any Assignee or Participant shall use reasonable efforts, to the extent consistent with applicable laws and regulations, to minimize to the extent possible any such Covered Taxes if they can do so without material cost or legal or regulatory disadvantage). For purposes of this Section 6.4, a distribution hereunder by the Agent or any Bank to or for the account of any Bank, Assignee or Participant shall be deemed to be a payment by the Company. The Company’s agreement under this Section 6.4 shall survive repayment of the Loans, cancellation of the Notes or any termination of this Agreement.
          (b) In consideration of, and as a condition to, the Company’s undertakings in Section 6.4(a), each Bank other than a Bank that is organized and existing under the laws of the United States of America or any State thereof (a “Non-U.S. Bank”) agrees to execute and deliver to the Agent at its Payment Office for delivery to the Company, before the first scheduled payment date in each year, (i) to the extent it acts for its own account with respect to any portion of any sums paid or payable to such Non-U.S. Bank under this Agreement, two original copies of United States Internal Revenue Service Forms W-8BEN, W-8ECI or W-8EXP (or any successor forms), as appropriate, properly completed and duly executed by such Non-U.S. Bank, and

Credit Agreement

claiming complete exemption from withholding and deduction of United States Federal Taxes, and (ii) to the extent it does not act or has ceased to act for its own account with respect to any portion of any sums paid or payable to such Bank under this Agreement (for example, in the case of a typical Participation by such Non-U.S. Bank), (1) for the portion of any such sums paid or payable with respect to which such Non-U.S. Bank acts for its own account, two original copies of the forms or statements required to be provided by such Non-U.S. Bank under subsection (i) of this Section 6.4(b), properly completed and duly executed by such Non-U.S. Bank and claiming complete exemption from withholding and deduction of United States Federal Taxes, and (2) for the portion of any such sums paid or payable with respect to which such Non-U.S. Bank does not act or has ceased to act for its own account, two original copies of United States Internal Revenue Service Form W-8IMY (or any successor forms), properly completed and duly executed by such Non-U.S. Bank, together with any information, if any, such Non-U.S. Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder. Each Bank hereby (i) represents and warrants to the Company that, at the date of this Agreement, or at the time such Bank becomes a Bank hereunder, it is entitled to receive payments of principal and interest hereunder without deduction for or on account of any Taxes imposed by the United States of America or any political subdivision thereof, and (ii) acknowledges that in the event that after the date of this Agreement or after the date that a Bank becomes a Bank hereunder, such Bank is no longer entitled to receive payments or principal and interest hereunder without deduction for or on account of any Taxes imposed by the United States of America or any political subdivision thereof, such Bank will be subject to removal pursuant to Section 13.8 hereof.
          (c) Each Non-U.S. Bank hereby agrees, from time to time after the initial delivery by such Non-U.S. Bank of any forms or other information pursuant to Section 6.4(b), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Non-U.S. Bank shall promptly (and in all events, prior to the next applicable payment date), deliver to the Agent at the Payment Office for delivery to the Company two original copies of any renewal, amendment or additional or successor forms, properly completed and duly executed by such Non-U.S. Bank, together with any other certificate or statement of exemption required by applicable law or regulation in order to (i) confirm or establish such Non-U.S. Bank’s complete exemption from withholding and deduction of United States Federal Taxes with respect to payments to such Bank under this Agreement or (ii) in the case of a change in law after the date on which such Non-U.S. Bank became a Bank hereunder that results in a withholding or deduction of United States Federal Taxes on payments hereunder to such Non-U.S. Bank, establish the status of such Non-U.S. Bank as other than a United States person for United States Federal tax purposes and, to the extent entitled under an applicable treaty or other law, claim the benefit of a reduced rate of withholding and deduction of United States Federal Taxes with respect to any such payments under an applicable tax treaty of the United States, or (iii) if applicable, confirm or establish that such Non-U.S. Bank does not act for its own account with respect to any portion of any such payments.
          (d) If the Company determines in good faith that a reasonable basis exists for contesting a Covered Tax with respect to which the Company has paid an additional amount under this Section 6.4, the Agent and the Banks, as applicable, shall, subject to Section 6.4(f),

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cooperate with the Company in challenging such Covered Tax at the Company’s expense if requested by the Company (it being understood and agreed that neither the Agent nor any Bank shall have any obligation to contest, or any responsibility for contesting, any Tax). If the Agent or a Bank has actual knowledge that it is entitled to receive a refund (whether by way of a direct payment or by clearly identifiable offset to an amount otherwise owed to the relevant taxing authority) in respect of a Covered Tax with respect to which the Company has paid an additional amount under this Section 6.4, it shall promptly notify the Company of the availability of such refund (unless it was made aware of such refund by the Company) and shall, within 30 days after the receipt of a request from the Company, apply for such refund at the Company’s expense. If the Agent or any Bank receives a refund (whether by way of a direct payment or by clearly identifiable offset to an amount otherwise owed to the relevant taxing authority) of any Covered Tax with respect to which the Company has paid an additional amount under this Section 6.4 which, in the reasonable good faith judgment of the Agent or such Bank, as the case may be, is allocable to such payment made under this Section 6.4, the amount of such refund (together with any interest received thereon) shall be paid to the Company, but only to the extent of the additional amounts received from the Company, provided that, in the case of a Covered Tax the Company was required to deduct and withhold under this Section 6.4, the Company deducted and withheld such Covered Tax in full as and when required pursuant to this Section 6.4, provided further, that if such refund subsequently becomes unavailable or must be returned, this will be treated as a Covered Tax indemnifiable under this Section 6.4.
          (e) Each Bank that is organized and existing under the laws of the United States of America or any State thereof (a “U.S. Bank”) agrees to execute and deliver to the Agent at the Payment Office for delivery to the Company, on or before the date of this Agreement or on or before the date such Bank becomes a Bank hereunder and on or before the date on which such Bank ceases to act for its own account with respect to the applicable portion of any sums paid or payable to such U.S. Bank and before the first scheduled payment date in each subsequent year a copy of United States Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such U.S. Bank, and claiming that it is organized and existing under the laws of the United States of America or any State thereof.
          (f) Nothing contained in this Section 6.4 shall require any Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
          (g) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to receipt of additional amounts pursuant to this Section 6.4 and will designate a different Funding Office if such designation will avoid the need for, or reduce the amount of, such amounts and will not, in such Bank’s sole discretion, be otherwise disadvantageous to such Bank.
SECTION 7. INCREASED COSTS AND SPECIAL PROVISIONS FOR ABSOLUTE RATE LOANS AND LIBOR RATE LOANS.
          Section 7.1. Increased Costs. (a) If after the date hereof, the adoption of any

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applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Funding Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,
     (A) shall subject any Bank (or any Funding Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Rate Loans, its Notes or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to any Bank (or any Funding Office of such Bank) of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Funding Office imposed by any Governmental Authority of the country in which such Bank is incorporated or in which such Bank’s Funding Office is located);
     (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of additional interest pursuant to Section 4.1), special deposit, assessment (including any assessment for insurance of deposits) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or any Funding Office of such Bank); or
     (C) shall impose on any Bank (or any Funding Office of such Bank) any other condition affecting its LIBOR Rate Loans, its Notes or its obligation to make or maintain LIBOR Rate Loans;
and the result of any of the foregoing is to increase the cost to (or to impose an additional cost on) such Bank (or any Funding Office of such Bank) of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or such Bank’s Funding Office) under this Agreement or under its Notes with respect thereto, then within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or such reduction (without duplication of any amounts which have been paid or reimbursed).
          (b) If, after the date hereof, any Bank shall determine that the adoption, effectiveness or phase-in of any applicable law, rule, guideline or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Funding Office of such Bank or any Person controlling such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any Person controlling such Bank as a consequence of its obligations hereunder to a level below that which such Bank or such controlling Person could have achieved but for such adoption,

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change or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy), then, from time to time, within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.
          (c) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 7.1 and will designate a different Funding Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Bank’s sole judgment, be otherwise disadvantageous to such Bank.
          Section 7.2. Basis for Determining Interest Rate Inadequate or Unfair. If with respect to the Loan Period for any LIBOR Rate Loan:
     (a) the Telerate Page is not available and the Agent is advised by two or more Reference Banks that deposits in Dollars (in the applicable amounts) are not being offered to such Reference Banks in the relevant market for such Loan Period, or the Agent otherwise determines (which determination shall be binding and conclusive on all parties) that, by reason of circumstances affecting the LIBOR market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
     (b) the Required Banks advise the Agent that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Required Banks of maintaining or funding LIBOR Rate Loans for such Loan Period, or that the making or funding of LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in such Required Banks’ opinion materially affects LIBOR Rate Loans, then (i) the Agent shall promptly notify the other parties thereof and (ii) so long as such circumstances shall continue, no Bank shall be under any obligation to make any LIBOR Rate Loan.
          Section 7.3. Changes in Law Rendering Certain Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or in the interpretation of applicable laws or regulations by any Governmental Authority or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of such Bank raise a substantial question as to whether it is) unlawful for a Bank to make, maintain or fund any LIBOR Rate Loan, then (a) such Bank shall promptly notify each of the other parties hereto, (b) upon the effectiveness of such event and so long as such unlawfulness shall continue, the obligation of such Bank to make LIBOR Rate Loans shall be suspended and any request by the Company for LIBOR Rate Loans shall, as to such Bank, be deemed to be a request for a Base Rate Loan, if said LIBOR Rate Loan is a Committed Loan, or an Absolute Rate Loan, if said LIBOR Rate Loan is a Bid Loan and (c) on the last day of the current Loan Period for such Bank’s LIBOR Rate Loans (or, in any event, if such Bank so requests on such earlier date as may be required by the relevant law, regulation or interpretation)

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such Bank’s Loans which are LIBOR Rate Loans shall cease to be maintained as LIBOR Rate Loans and shall thereafter bear interest at a floating rate per annum equal to the Base Rate, if said LIBOR Rate Loan is a Committed Loan, or at an Absolute Rate, which Absolute Rate shall be the LIBOR Rate in effect during such Loan Period, if said LIBOR Rate Loan is a Bid Loan. If at any time the event giving rise to such unlawfulness shall no longer exist, then such Bank shall promptly notify the Company and the Agent.
          Section 7.4. Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Rate Loan or Absolute Rate Loan), as reasonably determined by such Bank, as a result of (a) any payment or mandatory or voluntary prepayment (including, without limitation, any payment pursuant to Section 7.3 or any payment resulting from acceleration) of any LIBOR Rate Loan or Absolute Rate Loan of such Bank on a date other than the last day of the Loan Period for such Loan or (b) any failure of the Company to borrow any Loans on the originally scheduled Funding Date specified therefor pursuant to this Agreement (including, without limitation, any failure to borrow resulting from any failure to satisfy the conditions precedent to such borrowing). For this purpose, all notices to the Agent pursuant to this Agreement (including, without limitation, all acceptances of Bids) shall be deemed to be irrevocable.
          Section 7.5. Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary (but subject to Section 7.1(c)), each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Rate Loan or Absolute Rate Loan during the Loan Period for such Loan through the purchase of deposits having a maturity corresponding to such Loan Period and bearing an interest rate equal to the rate borne by such Loan for such Loan Period.
          Section 7.6. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to this Section 7 shall be conclusive absent demonstrable error, and each Bank may use reasonable averaging and attribution methods in determining compensation pursuant to Section 7.1 or 7.4. The provisions of this Section 7 shall survive termination of this Agreement and payment of the Loans.
          SECTION 8. REPRESENTATIONS AND WARRANTIES.
          To induce the Banks to enter into this Agreement and to make Loans hereunder, the Company hereby makes the following representations and warranties to the Agent and the Banks, which representations and warranties shall survive the execution and delivery of this Agreement and the Notes and the disbursement of the initial Loans hereunder:
          Section 8.1. Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; each corporate

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Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; each other Subsidiary (if any) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary has the power to own its property and to carry on its business as now being conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
          Section 8.2. Authorization; Consents; No Conflict. The execution and delivery by the Company of this Agreement and the Notes, the borrowings hereunder and the performance by the Company of its obligations under this Agreement and the Notes (a) are within the corporate powers of the Company, (b) have been duly authorized by all necessary corporate action on the part of the Company, (c) have received all necessary approvals, authorizations, consents, registrations, notices, exemptions and licenses (if any shall be required) from Governmental Authorities and other Persons, except for any such approvals, authorizations, consents, registrations, notices, exemptions or licenses non-receipt of which could not reasonably be expected to have a Material Adverse Effect, (d) do not and will not contravene or conflict with any provision of (i) law, (ii) any judgment, decree or order to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, (iii) the charter, by-laws or other organizational documents of the Company or any Subsidiary or (iv) any provision of any agreement or instrument binding on the Company or any Subsidiary, or any agreement or instrument of which the Company is aware affecting the properties of the Company or any Subsidiary, except with respect to (i), (ii) and (iv) above, for any such contravention or conflict which could not reasonably be expected to have a Material Adverse Effect and (e) do not and will not result in or require the creation or imposition of any Lien on any of the Company’s or its Subsidiaries’ properties.
          Section 8.3. Validity and Binding Nature. This Agreement is, and the Notes (if any) when duly executed and delivered will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          Section 8.4. Financial Statements. The Company’s audited consolidated financial statements as at December 31, 2004, and unaudited consolidated financial statements as at June 30, 2005, a copy of each of which has been furnished to each Bank, have been prepared in conformity with generally accepted accounting principles in the United States of America applied on a basis consistent with that of the preceding fiscal year subject, in the case of unaudited financial statements, to changes resulting from audit and year-end adjustments and fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the year then ended.
          Section 8.5. Litigation and Contingent Liabilities. All Litigation Actions, taken as a whole, could not reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such Litigation Actions or provided for or disclosed in the financial

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statements referred to in Section 8.4, neither the Company nor any Subsidiary has any contingent liabilities which are material to the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
          Section 8.6. Employee Benefit Plans. Each employee benefit plan (as defined in Section 3(3) of ERISA) maintained or sponsored by the Company or any Subsidiary complies in all material respects with all applicable requirements of law and regulations. During the twelve-consecutive-month period prior to the execution and delivery of this Agreement, (i) no steps have been taken to terminate any Plan and no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (ii) no Reportable Event has occurred with respect to any Plan and (iii) neither the Company nor any ERISA Affiliate has either withdrawn or instituted steps to withdraw from any Multiemployer Plan, except in any such case for actions which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred in connection with any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty (imposed by Section 4975 of the Code or Section 502(i) of ERISA or otherwise). Neither the Company nor any ERISA Affiliate is a member of, or contributes to, any Multiemployer Plan as to which the potential withdrawal liability based upon the most recent actuarial report could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has any material contingent liability with respect to any post retirement benefit under an employee welfare benefit plan (as defined in section 3(i) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA.
          Section 8.7. Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          Section 8.8. Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          Section 8.9. Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time).
          Section 8.10. Information. (a) All information with respect to the Company contained in the September, 2005 memorandum furnished by the Agent to the Banks and all information heretofore furnished by the Company to the Agent or any Bank is, to the best of the Company’s knowledge after due inquiry, true and accurate in every material respect as of the date thereof, and none of such information contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading.
          (b) All information furnished by the Company to the Agent or any Bank on and

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after the date hereof shall be, to the best of the Company’s knowledge after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information shall contain any material misstatement of fact or shall omit to state any material fact necessary to make such information not misleading.
          Section 8.11. Compliance with Applicable Laws, etc. The Company and its Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (including, without limitation, ERISA and all applicable environmental laws), except for noncompliance that could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default under any agreement or instrument to which the Company or such Subsidiary is a party or by which it or any of its properties or assets is bound, which default could reasonably be expected to have a Material Adverse Effect on the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.
          Section 8.12. Insurance. Each of the Company and each Subsidiary maintains, or, in the case of any property owned by the Company or any Subsidiary and leased to lessees, has contractually required such lessees to maintain, insurance with financially sound and reputable insurers to such extent and against such hazards and liabilities as is commonly maintained, or caused to be maintained, as the case may be, by companies similarly situated.
          Section 8.13. Taxes. Each of the Company and each Subsidiary has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles have been established and except where failure to pay such Taxes, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.
          Section 8.14. Use of Proceeds. The proceeds of the Loans will be used by the Company for general corporate purposes.
          Section 8.15. Pari Passu. All obligations and liabilities of the Company hereunder shall rank at least equally and ratably (pari passu) in priority with all other unsubordinated, unsecured obligations of the Company to any other creditor.
          SECTION 9. COVENANTS.
          Until the expiration or termination of the Commitments, and thereafter until all obligations of the Company hereunder and under the Notes are paid in full, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:
          Section 9.1. Reports, Certificates and Other Information. Furnish to the Agent with sufficient copies for each Bank which the Agent shall promptly furnish to each Bank:
     9.1.1. Audited Financial Statements. As soon as available, and in any event

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within 95 days after each fiscal year of the Company, a copy of the audited financial statements and annual audit report of the Company and its Subsidiaries for such fiscal year prepared on a consolidated basis and in conformity with generally accepted accounting principles in the United States of America and certified by PricewaterhouseCoopers LLP or by another independent certified public accountant of recognized national standing selected by the Company and satisfactory to the Required Banks.
     9.1.2. Interim Reports. As soon as available, and in any event within 50 days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of the unaudited financial statements of the Company and its Subsidiaries for such quarter prepared in a manner consistent with the audited financial statements referred to in Section 9.1.1, signed by the Company’s chief financial officer and consisting of at least a balance sheet as at the close of such quarter and statements of earnings and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.
     9.1.3. Certificates. Contemporaneously with the furnishing of a copy of each annual audit report and of each set of quarterly statements provided for in this Section 9.1, a certificate of the Company dated the date of delivery of such annual report or such quarterly statements and signed by the Company’s chief financial officer, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 9.
     9.1.4. Certain Notices. Forthwith upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary affected with respect thereto:
     (i) the occurrence of an Event of Default or an Unmatured Event of Default;
     (ii) the institution of any Litigation Action; provided, that the Company need not give notice of any new Litigation Action unless such Litigation Action, together with all other pending Litigation Actions, could reasonably be expected to have a Material Adverse Effect;
     (iii) the entry of any judgment or decree against the Company or any Subsidiary if the aggregate amount of all judgments and decrees then outstanding against the Company and all Subsidiaries exceeds $50,000,000 after deducting (i) the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has not denied coverage in writing and (ii) the amount for which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent and the Required Banks;

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     (iv) the occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; the incurrence of any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare benefits; or the failure of the Company or any other Person to make a required contribution to a Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA; provided, however, that no notice shall be required of any of the foregoing unless the circumstance could reasonably be expected to have a Material Adverse Effect; or
     (v) the occurrence of a material adverse change in the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
     9.1.5. SEC Filings. Promptly after the filing or making thereof, copies of all 10-Q’s, 10-K’s, and other material reports or registration statements filed by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission.
     9.1.6. Other Information. From time to time such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.
          Section 9.2. Existence. Maintain and preserve, and, subject to the proviso in Section 9.9, cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time, except as may be determined by the Board of Directors of the Company in good faith that a Subsidiary that is not necessary or material to the business of the Company in its ordinary course as conducted from time to time.
          Section 9.3. Nature of Business. Subject to Section 9.2, engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.
          Section 9.4. Books, Records and Access.
          (a) Maintain, and cause each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with generally accepted accounting principles in the United States of America shall be made of all dealings and transactions in relation to its respective business and activities.
          (b) Permit, and cause each Subsidiary to permit, access by the Agent and each Bank to the books and records of the Company and such Subsidiary during normal business

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hours, and permit, and cause each Subsidiary to permit, the Agent and each Bank to make copies of such books and records upon reasonable notice and as often as may be reasonably requested.
          Section 9.5. Insurance. Maintain, and cause each Subsidiary to maintain, such insurance as is described in Section 8.12.
          Section 9.6. Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its material properties in good repair, working order and condition, ordinary wear and tear excepted. In the case of properties leased by the Company or any Subsidiary to lessees, the Company may satisfy its obligations related to such properties under the previous sentence by contractually requiring, or by causing each Subsidiary to contractually require, such lessees to perform such obligations.
          Section 9.7. Taxes. Pay or cause to be paid, and cause each Subsidiary to pay, or cause to be paid, prior to the imposition of any penalty or fine, all of its Taxes, unless and only to the extent that the Company or such Subsidiary, as the case may be, is contesting any such Taxes in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by generally accepted accounting principles in the United States of America, except where failure to pay such Taxes, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.
          Section 9.8. Compliance. Comply, and cause each Subsidiary to comply with all statutes (including without limitation ERISA) and governmental rules and regulations applicable to it except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
          Section 9.9. Sale of Assets. Not, and not permit any Subsidiary to, transfer, convey, lease (except for in the ordinary course of business) or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; provided, however, that any Wholly-owned Subsidiary may sell, transfer, convey, lease or assign all or a substantial part of its assets to the Company or another Wholly-owned Subsidiary if immediately thereafter and after giving effect thereto no Event of Default or Unmatured Event of Default shall have occurred and be continuing.
          Section 9.10. Consolidated Indebtedness to Consolidated Tangible Net Worth Ratio. Not permit the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth to exceed 600% on and as of the last day of any fiscal year or 650% at any other time.
          Section 9.11. Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio on the last day of any quarter of any fiscal year of the Company to be less than 110%.
          Section 9.12. Consolidated Tangible Net Worth. Not permit the Company’s Consolidated Tangible Net Worth to be less than $3,500,000,000 minus, to the extent included in the calculation of Consolidated Tangible Net Worth, other comprehensive income of the

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Company and its Subsidiaries (or, in the case of a comprehensive income deficit, plus the amount of such deficit) plus 50% of (a) the cumulative net income (but without deduction for cumulative net losses) of the Company and its Subsidiaries since December 31, 2002 determined on a consolidated basis in accordance with United States of America generally accepted accounting principles, (b) the cumulative equity capital contributions from AIG or any of its direct or indirect Subsidiaries since December 31, 2002 and (c) the net proceeds from the sale of preferred stock, in each case for the period from December 31, 2002 to and including the date of any determination hereunder.
          Section 9.13. Restricted Payments. Not declare or pay any dividends whatsoever or make any distribution on any capital stock of the Company (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company), and not permit any Subsidiary to, make any payment to acquire or retire shares of capital stock of the Company, in each case at any time when (i) an Event of Default as described in Section 11.1 has occurred and is continuing and there are Loans outstanding hereunder or (ii) an Event of Default as described in Section 11.1.1 has occurred and is continuing and there are no Loans outstanding hereunder; provided, however, that notwithstanding the foregoing, this Section 9.13 shall not prohibit (x) the payment of dividends on any of the Company’s market auction preferred stock that was sold to the public pursuant to an effective registration statement under the Securities Act of 1933 or (y) the payment of dividends within 30 days of the declaration thereof if such declaration was not prohibited by this Section 9.13.
          Section 9.14. Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien upon or with respect to any of its properties or assets of any kind, now owned or hereafter acquired, or on any income or profits therefrom, except for
     (a) Liens existing on the date hereof that are reflected in the financial statements of the Company dated prior to the date hereof;
     (b) Liens to secure the payment of all or any part of the purchase price of any property or assets or to secure any Indebtedness incurred by the Company or a Subsidiary to finance the acquisition of any property or asset. For the avoidance of doubt, Liens securing Indebtedness relating to ECA Financings or Eximbank financings shall be permitted hereunder;
     (c) Liens securing the Indebtedness of a Subsidiary owing to the Company or to a Wholly-owned Subsidiary;
     (d) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; provided, that any such Lien shall not extend to or cover any assets or properties of the Company or such Subsidiary owned by the Company or such Subsidiary prior to such merger, consolidation, purchase, lease or acquisition, unless otherwise permitted under this Section 9.14;

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     (e) leases, subleases or licenses granted to others in the ordinary and usual course of the Company’s business;
     (f) easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;
     (g) banker’s Liens arising, other than by contract, in the ordinary and usual course of the Company’s business;
     (h) Liens incurred or deposits made in the ordinary course of business in connection with surety and appeal bonds, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided, however, that the obligation so secured is not overdue or is being contested in good faith and by appropriate proceedings diligently pursued;
     (i) any replacement or successive replacement in whole or in part of any Lien referred to in the foregoing clauses (a) to (h), inclusive; provided, however, that the principal amount of any Indebtedness secured by the Lien shall not be increased and the principal repayment schedule and maturity of such Indebtedness shall not be extended and (i) such replacement shall be limited to all or a part of the property which secured the Lien so replaced (plus improvements and construction on such property) or (ii) if the property which secured the Lien so replaced has been destroyed, condemned or damaged and pursuant to the terms of the Lien other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;
     (j) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party; or Liens created by or resulting from any litigation or other proceeding that would not result in an Event of Default hereunder;
     (k) carrier’s, warehouseman’s, mechanic’s, landlord’s and materialmen’s Liens, Liens for Taxes, assessments and other governmental charges and other Liens arising in the ordinary course of business, securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are either not overdue or are being contested in good faith and by appropriate proceedings diligently pursued; and
     (l) other Liens securing Indebtedness of the Company or any Subsidiary in an aggregate amount which, together with all other outstanding Indebtedness of the Company and the Subsidiaries secured by Liens not listed in clauses (a) through (k) of

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this Section 9.14, does not at the time exceed 12.5% of the Consolidated Tangible Net Assets of the Company as shown on its audited consolidated financial statements as of the end of the fiscal year preceding the date of determination.
          Section 9.15. Use of Proceeds. Not permit any proceeds of the Loans to be used, either directly or indirectly,
     (a) for the payment of any dividend or for the repurchase of any of the Company’s equity securities;
     (b) for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time;
     (c) for the purpose, whether immediate, incidental or ultimate, of acquiring directly or indirectly any of the outstanding shares of voting stock of any corporation which (i) has announced that it will oppose such acquisition or (ii) has commenced any litigation which alleges that any such acquisition violates, or will violate, applicable law; or
     (d) for any other purpose except for general corporate purposes.
          SECTION 10. CONDITIONS TO LENDING.
          Section 10.1. Conditions Precedent to All Loans. Each Bank’s obligation to make each Loan is subject to the following conditions precedent:
     10.1.1. No Default. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Loan, (b) the representations and warranties contained in Section 8 are true and correct in all material respects as of the date of such requested Loan, with the same effect as though made on the date of such Loan (it being understood that each request for a Loan shall automatically constitute a representation and warranty by the Company that, as at the requested date of such Loan, (x) all conditions under this Section 10.1.1 shall be satisfied and (y) after the making of such Loan the aggregate principal amount of all outstanding Loans will not exceed the Aggregate Commitment).
     10.1.2. Documents. The Agent shall have received (a) a certificate signed by an Authorized Officer of the Company as to compliance with Section 10.1.1, which requirement shall be deemed satisfied by the submission of a properly completed Notice of Competitive Bid Borrowing or Committed Loan Request and (b) such other documents as the Agent may reasonably request in support of such Loan.
     10.1.3. Litigation. No Litigation Action not disclosed in writing by the Company to the Agent and the Banks prior to the date of the last previous Loan hereunder (or, in the case of the initial Loan, prior to the date of execution and delivery of this Agreement) (“New Litigation”) has been instituted and no development not so disclosed has occurred

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in any other Litigation Action (“Existing Litigation”), unless the resolution of all New Litigation and Existing Litigation against the Company and its Subsidiaries could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 10.2. Conditions to the Availability of the Commitments. The obligations of each Bank hereunder are subject to the satisfaction of each of the following conditions precedent, and the Banks’ Commitments shall not become available until the date on which the Agent has determined that each of the following conditions precedent shall have been satisfied or, to the extent not so satisfied, waived in writing by the Required Banks (the “Closing Date”):
     10.2.1. Revolving Credit Agreement. The Agent shall have received this Agreement duly executed and delivered by each of the Banks and the Company and each of the Banks shall have received a fully executed Committed Note and a fully executed Bid Note, if such Notes are requested by any Bank pursuant to Section 12.9.
     10.2.2. Evidence of Corporate Action. The Agent shall have received certified copies of all corporate actions taken by the Company to authorize this Agreement and the Notes.
     10.2.3. Incumbency and Signatures. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement, the Notes and the other documents provided for in this Agreement to be executed by the Company, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
     10.2.4. Good Standing Certificates. The Agent shall have received such good standing certificates of state officials with respect to the incorporation of the Company, or other matters, as the Agent or the Banks may reasonably request.
     10.2.5. Opinions of Company Counsel. The Agent shall have received favorable written opinions of O’Melveny & Myers LLP, counsel for the Company, in substantially the form of Exhibit G, and the General Counsel of the Company, in substantially the form of Exhibit H.
     10.2.6. Opinion of Agent’s Counsel. The Agent shall have received a favorable written opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Agent, with respect to such legal matters as the Agent reasonably may require.
     10.2.7. Other Documents. The Agent shall have received such other certificates and documents as the Agent or the Banks reasonably may require.
     10.2.8. Fees. The Agent shall have received for the account of the Agent the Agent’s fees payable to the Funding Date pursuant to Section 4.6 hereof.

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     10.2.9. Material Adverse Change. The Agent shall have received a certificate of the Company’s chief financial officer confirming that since the date of the audited financial statements identified in Section 8.4 hereof, there shall not have occurred any material adverse change in the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
     10.2.10. Termination of Revolving Credit Facility. The Company shall have paid all amounts owing and otherwise satisfied and discharged all of its obligations arising under the $4,000,000,000 364-Day Revolving Credit Agreement, dated as of October 15, 2004, among the Company, the Agent and the banks named therein, and such agreement shall have been terminated and be of no further force and effect, evidence of which shall have been made available to the Agent.
          SECTION 11. EVENTS OF DEFAULT AND THEIR EFFECT.
          Section 11.1. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
     11.1.1. Non-Payment of the Loans, etc. Default in the payment when due of any principal of any Loan, or default and continuance thereof for three Business Days in the payment when due of any interest on any Loan, any fees or any other amounts payable by the Company hereunder.
     11.1.2. Non-Payment of Other Indebtedness for Borrowed Money. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal of, interest on or fees incurred in connection with any other Indebtedness of, or Guaranteed by, the Company or any Significant Subsidiary (except (i) any such Indebtedness of any Subsidiary to the Company or to any other Subsidiary and (ii) any Indebtedness hereunder) and, if a default in the payment of interest or fees, continuance of such default for five days, in the case of interest, or 30 days, in the case of fees, or default in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default (subject to any applicable grace period) is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity; provided, however, that the aggregate principal amount of all Indebtedness as to which there has occurred any default as described above shall equal or exceed $50,000,000.
     11.1.3. Bankruptcy, Insolvency, etc. The Company or any Significant Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Significant Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Significant Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Significant Subsidiary or for a substantial part of the property of any thereof and is not

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discharged within 60 days; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Company or any of its Significant Subsidiaries which is not released within 60 days of service; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary), is commenced in respect of the Company or any Significant Subsidiary, and, if such case or proceeding is not commenced by the Company or such Significant Subsidiary it is consented to or acquiesced in by the Company or such Significant Subsidiary or remains for 60 days undismissed; or the Company or any Significant Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.
     11.1.4. Non-Compliance with this Agreement. Failure by the Company to comply with or to perform any of the Company’s covenants herein or any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 11.1) and continuance of such failure for 60 days (or, if the Company failed to give notice of such noncompliance or nonperformance pursuant to Section 9.1.4 within one Business Day after obtaining actual knowledge thereof, 60 days less the number of days elapsed between the date the Company obtained such actual knowledge and the date the Company gives the notice pursuant to Section 9.1.4, but in no event less than one Business Day) after notice thereof to the Company from the Agent, any Bank, or the holder of any Note.
     11.1.5. Representations and Warranties. Any representation or warranty made by the Company herein is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, or other writing furnished by the Company to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or any certification made or deemed made by the Company to the Agent or any Bank is untrue or misleading in any material respect on or as of the date made or deemed made.
     11.1.6. Employee Benefit Plans. The occurrence of any of the following events, provided that such event would reasonably be expected to require payment by the Company or a Subsidiary of an amount in excess of $10,000,000: (i) the institution by the Company or any ERISA Affiliate of steps to terminate any Plan, (ii) the institution by the PBGC of steps to terminate any Plan; or (iii) a contribution failure occurs with respect to a Plan sufficient to give rise to a lien under Section 302(f) of ERISA securing an amount in excess of $10,000,000.
     11.1.7. Judgments. There shall be entered against the Company or any Subsidiary one or more judgments or decrees in excess of $50,000,000 in the aggregate at any one time outstanding for the Company and all Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, excluding those judgments or decrees for and to the extent to which the Company or any Subsidiary (i) is insured and with respect to which the insurer has not denied coverage in writing or (ii) is otherwise indemnified if the terms of such

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indemnification are satisfactory to the Required Banks.
     11.1.8. Change of Ownership. AIG shall cease to own beneficially, directly or indirectly, at least 51% of all of the outstanding shares of the common stock of the Company.
          Section 11.2. Effect of Event of Default. If any Event of Default described in Section 11.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind; and, in the case of any other Event of Default, the Agent may, and upon written request of the Required Banks shall, declare the Commitments (if they have not theretofore terminated) to be terminated and all Loans and all interest and other amounts due hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and all Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind. The Agent shall promptly advise the Company and each Bank of any such declaration, but failure to do so shall not impair the effect of such declaration.
          SECTION 12. THE AGENT.
          Section 12.1. Authorization. Each Bank and the holder of each Loan or interest therein authorizes the Agent to act on behalf of such Bank or holder to the extent provided herein and in any other document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. Subject to the provisions of Section 12.3, the Agent will take such action permitted by any agreement delivered in connection with this Agreement as may be requested in writing by the Required Banks or if required under Section 13.1, all of the Banks. The Agent shall promptly remit in immediately available funds to each Bank or other holder its share of all payments received by the Agent for the account of such Bank or holder, and shall promptly transmit to each Bank (or share with each Bank the contents of) each notice it receives from the Company pursuant to this Agreement.
          Section 12.2. Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company), ratably according to their respective Percentages (determined at the time such indemnity is sought), from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses which may at any time (including, without limitation, at any time following the repayment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that no Bank shall be liable for the payment to the Agent of any portion of such actions, causes of action, suits, losses, liabilities, damages and expenses resulting from the Agent’s or its employees’ or agents’ gross negligence or willful misconduct. Without limiting the foregoing, subject to Section 13.5 each Bank agrees to reimburse the Agent promptly upon demand for its ratable share (determined at the time such reimbursement is sought) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in such capacity in connection with the preparation, execution or enforcement of, or legal advice in

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respect of rights or responsibilities under, this Agreement or any amendments or supplements hereto or thereto to the extent that the Agent is not reimbursed for such expenses by the Company. All obligations provided for in this Section 12.2 shall survive repayment of the Loans, cancellation of the Notes or any termination of this Agreement.
          Section 12.3. Action on Instructions of the Required Banks. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall in all cases be fully protected in acting or refraining from acting upon the written instructions from (i) the Required Banks, except for instructions which under the express provisions hereof must be received by the Agent from all Banks and (ii) in the case of such instructions, from all Banks. In no event will the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The relationship between the Agent and the Banks is and shall be that of agent and principal only and nothing herein contained shall be construed to constitute the Agent a trustee for any holder of a Loan or of a participation therein nor to impose on the Agent duties and obligations other than those expressly provided for herein.
          Section 12.4. Payments. (a) The Agent shall be entitled to assume that each Bank has made its Loan available in accordance with Section 2.3 or Section 3.2(c), as applicable, unless such Bank notifies the Agent at its Notice Office prior to 11:00 a.m., New York City time, on the Funding Date for such Loan that it does not intend to make such Loan available, it being understood that no such notice shall relieve such Bank of any of its obligations under this Agreement. If the Agent makes any payment to the Company on the assumption that a Bank has made the proceeds of such Loan available to the Agent but such Bank has not in fact made the proceeds of such Loan available to the Agent, such Bank shall pay to the Agent on demand an amount equal to the amount of such Bank’s Loan, together with interest thereon for each day that elapses from and including such Funding Date to but excluding the Business Day on which the proceeds of such Bank’s Loan become immediately available to the Agent at its Payment Office prior to 12:00 Noon, New York City time, at the Federal Funds Rate for each such day, based upon a year of 360 days. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this Section 12.4(a) shall be conclusive absent demonstrable error. If the proceeds of such Bank’s Loan are not made available to the Agent at its Payment Office by such Bank within three Business Days of such Funding Date, the Agent shall be entitled to recover such amount upon two Business Days’ demand from the Company, together with interest thereon for each day that elapses from and including such Funding Date to but excluding the Business Day on which such proceeds become immediately available to the Agent prior to 12:00 Noon, New York City time, (i) in the case of a Bid Loan, at the rate per annum applicable thereto and (ii) in the case of a Committed Loan, at the rate per annum applicable to Base Rate Loans hereunder, in either case based upon a year of 360 days. Nothing in this paragraph (a) shall relieve any Bank of any obligation it may have hereunder to make any Loan or prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.
          (b) The Agent shall be entitled to assume that the Company has made all payments due hereunder from the Company on the due date thereof unless it receives notification

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prior to any such due date from the Company that the Company does not intend to make any such payment, it being understood that no such notice shall relieve the Company of any of its obligations under this Agreement. If the Agent distributes any payment to a Bank hereunder in the belief that the Company has paid to the Agent the amount thereof but the Company has not in fact paid to the Agent such amount, such Bank shall pay to the Agent on demand (which shall be made by facsimile or personal delivery) an amount equal to the amount of the payment made by the Agent to such Bank, together with interest thereon for each day that elapses from and including the date on which the Agent made such payment to but excluding the Business Day on which the amount of such payment is returned to the Agent at its Payment Office in immediately available funds prior to 12:00 Noon, New York City time, at the Federal Funds Rate for each such day, based upon a year of 360 days. If the amount of such payment is not returned to the Agent in immediately available funds within three Business Days after demand by the Agent, such Bank shall pay to the Agent on demand an amount calculated in the manner specified in the preceding sentence after substituting the term “Base Rate” for the term “Federal Funds Rate”. A certificate of the Agent submitted to any Bank with respect to amounts owing under this Section 12.4(b) shall be conclusive absent demonstrable error.
          Section 12.5. Exculpation. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement and any Note, security agreement, schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, this Agreement, any Note or any other instrument or document delivered hereunder or in connection herewith, (ii) be deemed to have knowledge of an Event of Default or Unmatured Event of Default until after having received actual notice thereof from the Company or a Bank, (iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Company or any other obligor of its obligations or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity.
          Section 12.6. Credit Investigation. Each Bank acknowledges, and shall cause each Assignee or Participant to acknowledge in its assignment or participation agreement with such Bank, that it has (i) made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had the Loans been made directly by such Bank or other applicable Person to the Company without the intervention of the Agent or any other Bank and (ii) independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made and will continue to make its own credit analysis and decisions relating to this Agreement. Each Bank agrees and acknowledges, and shall cause each Assignee or Participant to agree and acknowledge in its assignment or participation agreement with such Bank, that the Agent makes no representations or warranties about the creditworthiness of the Company or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement or any Note.

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          Section 12.7. CUSA and Affiliates. CUSA and each of its successors as Agent shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and CUSA and any such successor and its Affiliates may accept deposits from, lend money to and generally engage, and continue to engage, in any kind of business with the Company or any Affiliate thereof as if CUSA or such successor were not the Agent hereunder.
          Section 12.8. Resignation. The Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Banks. In the event of any such resignation, Banks having an aggregate Percentage of more than 50% shall as promptly as practicable appoint a successor Agent from among the Banks reasonably acceptable to the Company (no such acceptance being required if an Event of Default has occurred and is continuing). If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent from among the Banks reasonably acceptable to the Company (no such acceptance being required if an Event of Default has occurred and is continuing), which shall be a commercial bank organized under the laws of the United States of America or of any State thereof or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $1,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          Section 12.9. The Register; the Notes.
          (a) The Agent, acting on behalf of the Company, shall maintain a register for the inscription of the names and addresses of Banks and the Commitments and Loans of each Bank from time to time (the “Register”). The Company, the Banks, and the Agent may treat each Person whose name is inscribed in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, the Agent, or any Bank at any reasonable time and from time to time upon reasonable prior notice.
          (b) The Agent shall inscribe in the Register the Commitments and the Bid Loans and Committed Loans from time to time of each Bank, the amount of each Bank’s participation in outstanding Bid Loans and Committed Loans and each repayment or prepayment in respect of the principal amount of the Bid Loans and Committed Loans of each Bank, the principal amount owing from time to time by the Company in respect of each Bid Loan and each Committed Loan to each Bank of such Loans and the dates on which the Loan Period for each such Loan shall begin and end. Any such inscription shall be conclusive and binding on the Company and each Bank, absent manifest or demonstrable error; provided that failure to make any such inscription, or any error in such inscription, shall not affect any of the Company’s obligations in respect of the applicable Loans. The inscription in the Register of the principal amount owing from time to

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time by the Company in respect of each Loan shall constitute an unconditional and irrevocable covenant by the Company in favor of the Person whose name is so inscribed as the Bank in respect of such Loan that the Company will make all payments of principal and interest in respect of the Loan in accordance with this Agreement, make all other payments required by this Agreement to be made by it in respect of such Loan and otherwise perform all of its obligations under this Agreement in full and by the due date.
          (c) Each Bank shall record on its internal records the amount of each Loan made by it and each payment in respect thereof; provided that in the event of any inconsistency between the Register and any Bank’s records, the inscriptions in the Register shall govern, absent manifest or demonstrable error.
          (d) If so requested by any Bank by written notice to the Company (with a copy to Agent) at least two Business Days prior to the Closing Date or at any time thereafter, the Company shall execute and deliver to such Bank (and/or, if so specified in such notice, any Person who is an assignee of such Bank pursuant to Section 13.4.1 hereof) promptly after receipt of such notice, a Bid Note or Committed Note, as applicable, substantially in the form of Exhibit D or Exhibit E hereto, respectively.
          SECTION 13. GENERAL.
          Section 13.1. Waiver; Amendments. No delay on the part of the Agent, any Bank, or the holder of any Loan in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and by Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent (i) shall extend (other than in accordance with Section 13.8(a)) or increase the amount of the Commitments, extend the maturity of any Commitment or Loan, change the definition of “Required Banks” or “Percentage” in Section 1, amend or modify Section 4.1, or change any of the defined terms used in Section 4.1, amend or modify Section 4.4, Section 4.5, Section 4.7, Section 6.2(a), Section 11.1.1, Section 11.1.8, or this Section 13.1 or otherwise change the aggregate Percentage required to effect an amendment, modification, waiver or consent without the written consent of all Banks, (ii) shall modify or waive any of the conditions precedent specified in Section 10.1 (or Section 5.3 in connection with the exercise of the Term-Out Option) for the making of any Loan without the written consent of the Bank which is to make such Loan or (iii) shall extend the scheduled maturity or reduce the principal amount of, or rate of interest on, reduce or waive any fee hereunder or extend the due date for or waive any amount payable under, any Loan without the written consent of the holder of the Commitment or Loan adversely affected thereby. Amendments, modifications, waivers and consents of the type described in clause (iii) of the preceding sentence with respect to Bid Loans or Bid Notes may be effected with the written consent of the holder of such Bid Loans or Bid Notes and no consent of any

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other Bank or other holder shall be required in connection therewith. No provisions of Section 12 shall be amended, modified or waived without the Agent’s written consent.
          Section 13.2. Notices.
          (a) Subject to paragraphs (b) through (f) of this Section, all notices, requests and demands to or upon the respective parties hereto to be effective shall be either (x) in writing (including by telecopy, encrypted or unencrypted) or (y) as and to the extent set forth in Section 13.2(b) and in the proviso to this Section 13.2(a) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy or e-mail notice, when received, addressed to the Company, the Agent or such Bank (or other holder) at its address shown across from its name on Schedule III hereto or at such other address as it may, by written notice received by the other parties to this Agreement, have designated as its address for such purpose; provided, that notices hereunder shall not be given or made to the Company by e-mail; provided, further, that any notice, request or demand to or upon the Agent or the Banks pursuant to Sections 2.2(a), 3.2(a) or 5.2 shall not be effective until received.
          (b) The Company hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Event of Default or Event of Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (with such Communications to contain any required signatures) in a format acceptable to the Agent to oploanswebadmin@citigroup.com (or such other e-mail address designated by the Agent from time to time); provided that if requested in writing by any Bank, the Company will provide to such Bank a hard copy of its financial statements required to be provided hereunder.
          (c) Each party hereto agrees that the Agent may make the Communications available to the Banks by posting the Communications on IntraLinks or another relevant website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Section 13.2 shall prejudice the right of the Agent to make the Communications available to the Banks in any other manner specified in this Agreement.
          (d) The Company hereby acknowledges that certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Bank”). The Borrower hereby agrees that (i)

Credit Agreement

Communications that are to be made available on the Platform to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Banks to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Bank,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Bank.”
          (e) Each Bank agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Bank for purposes of this Agreement. Each Bank agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Bank to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
          (f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available,” (iii) none of the Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform , and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.
          Section 13.3. Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, at any time and to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles in the United States of America applied on a basis consistent with those in effect as at the date of the Company’s audited financial statements referred to in Section 8.4. If there should be any material change in generally accepted accounting principles in the United States of America after the date hereof which materially affects the financial covenants in this Agreement, the parties hereto agree to negotiate in good faith appropriate revisions of such covenants (it being understood, however, that such covenants shall remain in full force and effect in accordance with their existing terms pending the execution by the Company and the Required Banks of any such amendment).
Credit Agreement

          Section 13.4. Assignments; Participations. Each Bank may assign, or sell participations in, its Loans and its Commitment to one or more other Persons in accordance with this Section 13.4 (and the Company consents to the disclosure of any information obtained by any Bank in connection herewith to any actual or prospective Assignee or Participant).
          Section 13.4.1. Assignments. Any Bank may with the written consents of the Company and the Agent (which consents will not be unreasonably withheld or delayed) at any time assign and delegate to one or more Eligible Assignees (any Person to whom an assignment and delegation is made being herein called an “Assignee”) all or any fraction of such Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of such assigning Bank’s Loans and Commitment); each such assignment of a Bank’s Commitment shall be in the minimum amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof; provided, that any such Assignee will comply, if applicable, with the provisions contained in the first sentence of Section 6.4(b) and in Section 6.4(c), Section 6.4(d), Section 6.4(e) and Section 6.4(g) and shall be deemed to have made, on the date of the effectiveness of such assignment and delegation, the representation and warranty set forth in the second sentence of Section 6.4(b); and provided, further, that the Company and the Agent shall be entitled to continue to deal solely and directly with such assigning Bank in connection with the interests so assigned and delegated to an Assignee until such assigning Bank and/or such Assignee shall have:
     (i) given written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, substantially in the form of Exhibit I, to the Company and the Agent;
     (ii) provided evidence satisfactory to the Company and the Agent that, as of the date of such assignment and delegation, the Company will not be required to pay any costs, fees, taxes or other amounts of any kind or nature with respect to the interest assigned in excess of those payable by the Company with respect to such interest prior to such assignment;
     (iii) paid to the Agent for the account of the Agent a processing fee of $3,500; and
     (iv) provided to the Agent evidence reasonably satisfactory to the Agent that the assigning Bank has complied with the provisions of the last sentence of Section 12.6.
     Upon receipt of the foregoing items and the consents of the Company and the Agent, and subject to the acceptance and recordation of the assignment by the Agent pursuant to Section 12.9, (x) the Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee, such Assignee shall have the rights and obligations of a Bank hereunder and under the other instruments and documents executed in connection herewith and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder. The Agent may from time to time (and upon the request
Credit Agreement

of the Company or any Bank after any change therein shall) distribute a revised Schedule I indicating any changes in the Banks party hereto or the respective Percentages of such Banks and update the Register. Within five Business Days after the Company’s receipt of notice from the Agent of the effectiveness of any such assignment and delegation, if requested by the Assignee in accordance with Section 12.9, the Company shall execute and deliver to the Agent (for delivery to the relevant Assignee) new Notes in favor of such Assignee and, if the assigning Bank has retained Loans and a Commitment hereunder and if so requested by such Bank in accordance with Section 12.9, replacement Notes in favor of the assigning Bank (such Notes to be in exchange for, but not in payment of, the Notes previously held by such assigning Bank). Each such Note shall be dated the date of the predecessor Notes. The assigning Bank shall promptly mark the predecessor Notes, if any, “exchanged” and deliver them to the Company. Any attempted assignment and delegation not made in accordance with this Section 13.4.1 shall be null and void.
     The foregoing consent requirement shall not be applicable in the case of, and this Section 13.4.1 shall not restrict, any assignment or other transfer by any Bank of all or any portion of such Bank’s Loans or Commitment to (i) any Federal Reserve Bank (provided, that such Federal Reserve Bank shall not be considered a “Bank” for purposes of this Agreement) or (ii) any Affiliate of such Bank (provided, that the assigning or transferring Bank shall give notice of such assignment or transfer to the Agent and the Company). Further, the foregoing consent requirement of the Company shall not be applicable if an Event of Default has occurred and is continuing.
     The Company, each Bank, and each Assignee acknowledge and agree that after receipt by the Agent of the items and consents required by this Section each Assignee shall be considered a Bank for all purposes of this Agreement (including without limitation Sections 6.4, 7.1, 7.4, 13.5 and 13.6) and by its acceptance of an assignment herein, each Assignee agrees to be bound by the provisions of this Agreement (including without limitation Section 6.4).
          Section 13.4.2. Participations. Any Bank may at any time sell to one or more commercial banks or other Persons (any such commercial bank or other Person being herein called a “Participant”) participating interests in any of its Loans, its Commitment or any other interest of such Bank hereunder; provided, however, that
     (a) no participation contemplated in this Section 13.4.2 shall relieve such Bank from its Commitment or its other obligations hereunder;
     (b) such Bank shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement (subject to Section 13.4.2(d) below);
     (c) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement;
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     (d) no Participant, unless such Participant is an Affiliate of such Bank, or is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder, except that such Bank may agree with any Participant that such Bank will not, without such Participant’s consent, take any actions of the type described in the third sentence of Section 13.1;
     (e) the Company shall not be required to pay any amount under Sections 4.1, 6.4 or 7.1 that is greater than the amount which the Company would have been required to pay had no participating interest been sold;
     (f) no Participant may further participate any interest in any Committed Loan (and each participation agreement shall contain a restriction to such effect);
     (g) to the extent permitted by applicable law, each Participant shall be considered a Bank for purposes of Section 6.4, Section 7.1, Section 7.4, Section 13.5 and Section 13.6 and by its acceptance of a participating interest in any Loan, Commitment or any other interest of a Bank hereunder, each Participant agrees (i) that it is bound by, and agrees to deliver all documentation required under, the provisions of Section 6.2(b) and Section 6.4 as if such Participant were a Bank, and (ii) it is not entitled to any benefits under Section 6.4 or Section 7.1 unless it is in full compliance with all requirements imposed on Banks under any of those Sections; and
     (h) such Bank shall have provided to the Agent evidence reasonably satisfactory to the Agent that such Bank has complied with the provisions of the last sentence of Section 12.6.
     Any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle organized under the laws of the United States of America or any State thereof (a “SPV”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Agent and the Company, the option to provide to the Company all or any part of its Loans that such Granting Bank would otherwise be obligated to make to the Company pursuant to this Agreement; provided, that (i) such SPV shall be deemed to be a Participant for purposes of this Section 13.4.2, (ii) nothing herein shall constitute a commitment by any SPV to make any Loan, (iii) if a SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof and (iv) the Company shall not be required to pay any amount under Sections 13.5 or 13.6 that is greater than the amount which the Company would have been required to pay had such SPV not provided the Company with any part of any Loan of such Granting Bank. The making of a Loan by a SPV hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (any indemnity, liability or other payment obligation, including but not limited to any tax liabilities that occur by reason of such funding by the SPV, shall remain the obligation of the Granting Bank). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it
Credit Agreement

will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything contrary contained in this Section 13.4.2, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This paragraph may not be amended without the written consent of any SPV at the time holding all or any part of any Loans under this Agreement (which consent shall not be unreasonably withheld or delayed).
          Section 13.5. Costs, Expenses and Taxes. The Company agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and out-of-pocket expenses of counsel for the Agent (and of local counsel, if any, who may be retained by said counsel)), in connection with the preparation, execution, delivery and administration of this Agreement, the Notes and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses and allocated costs of staff counsel) incurred by the Agent and each Bank in connection with the enforcement of this Agreement, the Notes or any such other instruments or documents. Each Bank agrees to reimburse the Agent for such Bank’s pro rata share (based upon its respective Percentage, determined at the time such reimbursement is sought) of any such costs or expenses incurred by the Agent on behalf of all the Banks and not paid by the Company other than any fees and out-of-pocket expenses of counsel for the Agent which exceed the amount which the Company has agreed with the Agent to reimburse. In addition, the Company agrees to pay, and to hold the Agent and the Banks harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes (if any) or the execution and delivery of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 13.5 shall survive repayment of the Loans, cancellation of the Notes or any termination of this Agreement.
          Section 13.6. Indemnification. In consideration of the execution and delivery of this Agreement by the Agent and the Banks, the Company hereby agrees to indemnify, exonerate and hold each of the Banks, the Agent, the Affiliates of each of the Banks and the Agent, and each of the officers, directors, employees and agents of the Banks, the Agent and the Affiliates of each of the Banks and the Agent (collectively herein called the “Bank Parties” and individually called a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively herein called the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) this Agreement, the Notes (if any) or the Loans or (ii) the direct or indirect use of proceeds of any of the Loans or any credit extended hereunder, except for any such Indemnified Liabilities arising on account of such Bank Party’s gross negligence or willful misconduct, and if and to the extent
Credit Agreement

that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Company agrees not to assert any claim against the Bank Parties on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement and the Notes (if any) or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. All obligations provided for in this Section 13.6 shall survive repayment of the Loans, cancellation of the Notes (if any) or any termination of this Agreement.
          Section 13.7. Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any margin stock (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.
          Section 13.8. Extension of Termination Dates; Removal of Banks; Substitution of Banks. (a) Not more than 60 days nor less than 45 days prior to the then-effective Termination Date, the Company may, at its option, request all the Banks then party to this Agreement to extend their scheduled Termination Dates by an additional 364 days, or such shorter period as agreed upon by the Company and the Agent, by means of a letter, addressed to the Agent (who shall promptly deliver such letter to each Bank), substantially in the form of Exhibit J. Each Bank electing (in its sole discretion) so to extend its scheduled Termination Date shall execute and deliver not earlier than the 30th day nor later than the 20th day prior to the then-effective Termination Date counterparts of such letter to the Company and the Agent, who shall notify the Company, in writing, of the Banks’ decisions no later than 15 days prior to the existing Termination Date, whereupon (unless Banks with an aggregate Percentage in excess of 25% decline to extend their respective scheduled Termination Dates, in which event the Agent shall notify all the Banks thereof and no such extension shall occur) such Bank’s scheduled Termination Date shall be extended, effective only as of the date that is such Bank’s then-current scheduled Termination Date, to the date that is 364 days, or such shorter period as agreed as provided above, after such Bank’s then-current scheduled Termination Date. Any Bank that declines or fails to respond to the Company’s request for such extension shall be deemed to have not extended its scheduled Termination Date.
          (b) With respect to any Bank (i) on account of which the Company is required to make any deductions or withholdings or pay any additional amounts, as contemplated by Section 6.4, (ii) on account of which the Company is required to pay any additional amounts, as contemplated by Section 7.1, (iii) for which it is illegal to make a LIBOR Rate Loan, as contemplated by Section 7.3 or (iv) which has declined to extend such Bank’s scheduled Termination Date and Banks with an aggregate Percentage in excess of 75% have elected to extend their respective Termination Dates, the Company may in its discretion, upon not less than 30 days’ prior written notice to the Agent and each Bank, remove such Bank as a party hereto. Each such notice shall specify the date of such removal (which shall be a Business Day and, if such Bank has any outstanding Bid Loans, shall (unless otherwise agreed by such Bank) be on or after the last day of the Loan Period for the Bid Loan of such Bank having the latest maturity date), which shall thereupon become the scheduled Termination Date for such Bank.
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          (c) In the event that any Bank does not extend its scheduled Termination Date pursuant to subsection (a) above or is the subject of a notice of removal pursuant to subsection (b) above, then, at any time prior to the Termination Date for such Bank (a “Terminating Bank”), the Company may, at its option, arrange to have one or more other Eligible Assignees (which may be a Bank or Banks, or if not a Bank, shall be acceptable to the Agent (such acceptance not to be unreasonably withheld or delayed), and each of which shall herein be called a “Successor Bank”) with the approval of the Agent (such approval not to be unreasonably withheld or delayed) succeed to all or a percentage of the Terminating Bank’s outstanding Loans, if any, and rights under this Agreement and assume all or a like percentage (as the case may be) of such Terminating Bank’s undertaking to make Loans pursuant hereto and other obligations hereunder (as if (i) in the case of any Bank electing not to extend its scheduled Termination Date pursuant to subsection (a) above, such Successor Bank had extended its scheduled Termination Date pursuant to such subsection (a) and (ii) in the case of any Bank that is the subject of a notice of removal pursuant to sub-section (b) above, no such notice of removal had been given by the Company); provided, that prior to replacing any Terminating Bank with any Successor Bank, the Company shall have given each Bank which has agreed to extend its Termination Date an opportunity to increase its Commitment by all or a portion of the Terminating Banks’ Commitments. Such succession and assumption shall be effected by means of one or more agreements supplemental to this Agreement among the Terminating Bank, the Successor Bank, the Company and the Agent. On and as of the effective date of each such supplemental agreement (i) each Successor Bank party thereto shall be and become a Bank for all purposes of this Agreement and to the same extent as any other Bank hereunder and shall be bound by and entitled to the benefits of this Agreement in the same manner as any other Bank and (ii) the Company agrees to pay to the Agent for the account of the Agent a processing fee of $2,500 for each such Successor Bank which is not a Bank.
          (d) On the Termination Date for any Terminating Bank, such Terminating Bank’s Commitment shall terminate and the Company shall pay in full all of such Terminating Bank’s Loans (except to the extent assigned pursuant to subsection (c) above) and all other amounts payable to such Bank hereunder (including any amounts payable pursuant to Section 7.4 on account of such payment); provided, that if an Event of Default or Unmatured Event of Default exists on the date scheduled as any Terminating Bank’s Termination Date, payment of such Terminating Bank’s Loans shall be postponed to (and, for purposes of calculating facility fees under Section 4.4, utilization fees under Section 4.5 and determining the Required Banks (except as provided below), but for no other purpose, such Terminating Bank’s Commitment shall continue until) the first Business Day thereafter on which (i) no Event of Default or Unmatured Event of Default exists (without regard to any waiver or amendment that makes this Agreement less restrictive for the Company, other than as described in clause (ii) below) or (ii) the Required Banks (which for purposes of this subsection (d) shall be determined based upon the respective Percentages and aggregate Commitments of all Banks other than any Terminating Bank whose scheduled Termination Date has been extended pursuant to this proviso) waive or amend the provisions of this Agreement to cure all existing Events of Default or Unmatured Events of Default or agree to permit any borrowing hereunder notwithstanding the existence of any such event. In the event that CUSA or its Affiliates shall become a Terminating Bank, the Required Banks with the consent of the Company (which consent shall not be unreasonably withheld or
Credit Agreement

delayed) shall appoint another Bank or other Person as Agent, which shall have all of the rights and obligations of the Agent upon the effective date of and pursuant to an agreement supplemental hereto among the Company and the Banks, and thereupon CUSA, as Agent, shall be relieved from its obligations as Agent hereunder, it being understood that the provisions of Section 12 shall inure to the benefit of CUSA as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no such successor Agent shall be appointed within 30 days of the Termination Date of the Agent, then the Agent shall, on behalf of the Banks, appoint a successor Agent in accordance with the provisions set forth in Section 12.8 for a resigning Agent.
          (e) To the extent that all or a portion of any Terminating Bank’s obligations are not assumed pursuant to subsection (c) above, the Aggregate Commitment shall be reduced on the applicable Termination Date and each Bank’s percentage of the reduced Aggregate Commitment shall be revised pro rata to reflect such Terminating Bank’s absence. The Agent shall distribute a revised Schedule I indicating such revisions promptly after the applicable Termination Date and update the Register accordingly. Such revised Schedule I shall be deemed conclusive in the absence of demonstrable error.
          (f) The Agent agrees to use reasonable commercial efforts to assist the Company in locating one or more commercial banks or other financial institutions to replace any Terminating Bank prior to such Terminating Bank’s Termination Date.
          Section 13.9. Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
          Section 13.10. Governing Law; Severability. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. All obligations of the Company and the rights of the Agent, the Banks and any other holders of the Loans expressed herein or in the Notes (if any) shall be in addition to and not in limitation of those provided by applicable law. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 13.11. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts of this Agreement executed by each party shall have been lodged with the Agent (or, in the case of any Bank as to which an executed counterpart shall not have been so lodged, the Agent shall have received facsimile or other written confirmation of execution of a counterpart hereof by such Bank), this Agreement shall become effective as of the date hereof and the Agent shall so inform all of the parties hereto.
          Section 13.12. Further Assurances. The Company agrees to do such other acts
Credit Agreement

and things, and to deliver to the Agent and each Bank such additional agreements, powers and instruments, as the Agent or any Bank may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Agent and each Bank their respective rights, powers and remedies hereunder.
          Section 13.13. Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the respective successors and assigns of the Banks and the Agent. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of all of the Banks.
          Section 13.14. Waiver of Jury Trial. THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
          Section 13.15. No Fiduciary Relationship. The Company acknowledges that neither the Agent nor any Bank has any fiduciary relationship with, or fiduciary duty to, the Company arising out of or in connection with this Agreement, the Notes (if any) or the transactions contemplated hereby, and the relationship between the Agent and the Banks, on the one hand, and the Company, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.
          Section 13.16. USA PATRIOT Act. Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.
Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Alan H. Lund
Name: Alan H. Lund Title: Chief Financial Officer

By:	/s/ Pamela S. Hendry

Name: Pamela S. Hendry Title: Senior Vice President and Treasurer
ILFC 364-Day Agreement

AGENT

CITICORP USA, INC.

By:	/s/ Peter C. Bickford
Name: Peter C. Bickford Title: Vice President
ILFC 364-Day Agreement

BANKS

CITICORP USA, INC.

By:	/s/ Peter C. Bickford
Name: Peter C. Bickford Title: Vice President
ILFC 364-Day Agreement

BANK OF AMERICA, N.A.

By:	/s/ Mark Short
Name: Mark Short Title: Vice President
ILFC 364-Day Agreement

THE GOVERNOR AND COMPANY OF
THE BANK OF SCOTLAND

By:	/s/ Robert Buck
Name: Robert Buck
Title: Director-Aircraft Finance
ILFC 364-Day Agreement

CREDIT SUISSE, Cayman Islands Branch

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

By:	/s/ Karim Blasetti

Name: Karim Blasetti
Title: Associate
ILFC 364-Day Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Kenneth J. Johnson
Name: Kenneth J. Johnson Title: Senior Vice President
ILFC 364-Day Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew H. Massie
Name: Matthew H. Massie
Title: Managing Director
ILFC 364-Day Agreement

ABN AMRO BANK N.V.

By:	/s/ Neil R. Stein
Name: Neil R. Stein
Title: Director

By:	/s/ Michael DeMarco

Name: Michael DeMarco Title: Asst. Vice President
ILFC 364-Day Agreement

BANCO SANTANDER CENTRAL HISPANO,
S.A., New York Branch

By:	/s/ Leslie E. Foale
Name: Leslie E. Foale Title: Vice President

By:	/s/ Jorge Saavedra

Name: Jorge Saavedra Title: Vice President and Manager
ILFC 364-Day Agreement

BARCLAYS BANK PLC

By:	/s/ Alison McGuigan
Name: Alison McGuigan
Title: Associate Director
ILFC 364-Day Agreement

BNP PARIBAS

By:	/s/ Phil Truesdale
Name: Phil Truesdale
Title: Director

By:	/s/ Barry S. Feigenbaum

Name: Barry S. Feigenbaum
Title: Managing Director
ILFC 364-Day Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ruth Leung
Name: Ruth Leung
Title: Director

By:	/s/ Richard Herder

Name: Richard Herder
Title: Managing Director
ILFC 364-Day Agreement

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder
Name: Louis Alder
Title: Director
ILFC 364-Day Agreement

SOCIETE GENERALE

By:	/s/ Carol Radice
Name: Carol Radice Title: Vice President Corporate Banking, Societe Generale
ILFC 364-Day Agreement

THE BANK OF TOKYO-MITSUBISHI, LTD.,
NEW YORK BRANCH

By:	/s/ Jesse A. Reid, Jr.
Name: Jesse A. Reid, Jr.
Title: Authorized Signatory
ILFC 364-Day Agreement

UBS LOAN FINANCE LLC

By:	/s/ Doris Mesa
Name: Doris Mesa
Title: Associate Director Banking Products
Services, US

By:	/s/ Christopher M. Aitkin
Name: Christopher M. Aitkin
Title: Associate Director Banking Products
Services, US
ILFC 364-Day Agreement

WACHOVIA BANK, N.A.

By:	/s/ Grainne Pergolini
Name: Grainne Pergolini Title: Vice President
ILFC 364-Day Agreement

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ George Janes
Name: George Janes Title: Chief Credit Officer
ILFC 364-Day Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: Joint General Manager
ILFC 364-Day Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Todd S. Meller
Name: Todd S. Meller
Title: Managing Director
ILFC 364-Day Agreement

CAJA MADRID

By:	/s/ Ana Martin Lareu
Name: Ana Martin Lareu
Title: Head of International Origination and
Syndication

By:	/s/ Salvador Viada
Name: Salavdor Viada
Title: Head of IFI
ILFC 364-Day Agreement

LLOYDS TSB BANK PLC

By:	/s/ Michael J. Gilligan
Name: Michael J. Gilligan
Title: Director, Financial Institutions,
USA G 311

By:	/s/ Melissa Curry
Name: Melissa Curry Title: Assistant Vice President
Financial Institutions USA
C-018
ILFC 364-Day Agreement

UFJ BANK LIMITED

By:	/s/ Stephen C. Small
Name: Stephen C. Small Title: Senior Vice President & Area Manager
ILFC 364-Day Agreement

BANK OF MONTREAL

By:	/s/ Stephen Maenhout
Name: Stephen Maenhout Title: Vice President
ILFC 364-Day Agreement

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Robert Gallagher
Name: Robert Gallagher Title: Senior Vice President
ILFC 364-Day Agreement

SVENSKA HANDELSBANKEN

By:	/s/ H.N. Bacon
Name: H.N. Bacon Title: Senior Vice President

By:	/s/ Niclas Fjalltoft
Name: Niclas Fjalltoft Title: Vice President
ILFC 364-Day Agreement

THE BANK OF NEW YORK

By:	/s/ Richard G. Shaw
Name: Richard G. Shaw Title: Vice President
ILFC 364-Day Agreement

ROYAL BANK OF CANADA

By:	/s/ John E. Beckwith
Name: John E. Beckwith
Title: Authorized Signatory
ILFC 364-Day Agreement

STANDARD CHARTERED BANK

By:	/s/ Robert Gilbert
Name: Robert Gilbert
Title: Senior Vice President

By:	/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: AVP/Credit Documentation
Credit Risk Control
Standard Chartered Bank NY
ILFC 364-Day Agreement

SANPAOLO IMI S.P.A.

By:	/s/ Renato Carducci
Name: Renato Carducci
Title: G.M.

By:	/s/ Robert Wurster
Name: Robert Wurster
Title: S.V.P.
ILFC 364-Day Agreement

Schedule I
Schedule of Banks

BANK	COMMITMENT
Citicorp USA, Inc.	$125,000,000
Bank of America, N.A.	$112,500,000
The Governor and Company of The Bank of Scotland	$112,500,000
Credit Suisse First Boston	$112,500,000
HSBC Bank USA, National Association	$112,500,000
JPMorgan Chase Bank	$112,500,000
ABN AMRO Bank N.V.	$87,500,000
Banco Santander Central Hispano, S.A.	$87,500,000
Barclays Bank PLC	$87,500,000
BNP Paribas	$87,500,000
Deutsche Bank AG New York Branch	$87,500,000
Merrill Lynch Bank USA	$87,500,000
Société Générale	$87,500,000
The Bank of Tokyo-Mitsubishi, Ltd., New York Branch	$87,500,000
UBS Loan Finance LLC	$87,500,000
Wachovia Bank, N.A.	$87,500,000
Lehman Brothers Bank, FSB	$87,500,000
Sumitomo Mitsui Banking Corporation	$67,500,000
The Bank of Nova Scotia	$67,500,000
Caja Madrid	$40,000,000
Lloyds TSB Bank plc	$40,000,000
UFJ Bank Limited	$17,500,000
The Bank of Montreal	$17,500,000
Mizuho Corporate Bank, Ltd.	$17,500,000
Svenska Handelsbanken	$17,500,000
The Bank of New York	$17,500,000
Royal Bank of Canada	$17,500,000
Standard Chartered Bank	$17,500,000
SanPaolo IMI S.p.A.	$12,500,000
Schedule I

Schedule II
Fees and Margins
(in basis points)

	Level I	Level II	Level III	Level IV	Level V	Level VI
	Pricing	Pricing	Pricing	Pricing	Pricing	Pricing
Facility Fee	6.0	7.0	8.5	10.0	12.5	17.5

Margins:

on LIBOR Rate Loans (other than Term Loans)	9.0	18.0	26.5	35.0	47.5	57.5

on Base Rate Loans	0.0	0.00	0.0	0.0	0.0	0.0

Competitive Bid Option	As bid by the Banks	As bid by the Banks	As bid by the Banks	As bid by the Banks	As bid by the Banks	As bid by the Banks

Utilization Fee Rate:

In excess of 33.33%	5.0	5.0	5.0	5.0	5.0	10.0

Drawn Pricing Under the Term-Out Option (if LIBOR Rate Loans)	35.0	45.0	55.0	70.0	85.0	110.0
     For purposes of this Schedule, the following terms have the following meanings:
          “Level I Pricing” means the pricing during any period during which the Company’s long-term senior unsecured debt is rated AA or higher by S&P or Aa2 or higher by Moody’s.
Schedule II

          “Level II Pricing” means the pricing during any period during which (i) the Company’s long-term senior unsecured debt is rated AA- or higher by S&P or Aa3 or higher by Moody’s and (ii) Level I Pricing does not apply.
          “Level III Pricing” means the pricing during any period during which (i) the Company’s long-term senior unsecured debt is rated A+ or higher by S&P or A1 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.
          “Level IV Pricing” means the pricing during any period during which (i) the Company’s long-term senior unsecured debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.
          “Level V Pricing” means the pricing during any period during which (i) the Company’s long-term senior unsecured debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.
          “Level VI Pricing” means the pricing during any period during which no other Pricing Level applies.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor corporation thereto.
          “Pricing Level” means Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing, Level V Pricing and Level VI Pricing.
          “S & P” means Standard & Poor’s Ratings, a division of McGraw Hill, Inc., or any successor corporation thereto.
          Any change in fees or margins by reason of a change in S&P’s rating or Moody’s rating shall become effective on the date of announcement or publication by the respective rating agencies of a change in such rating or, in the absence of such announcement or publication, on the effective date of such changed rating.
          If S&P’s rating and Moody’s rating differ by more than one rating level, then the applicable Pricing Level shall be one rating level higher than the Pricing Level resulting from the application of the lower of such ratings.
Schedule II

Schedule III
Address for Notices

PARTY	ADDRESS FOR NOTICES
Company	Pamela S. Hendry
10250 Constellation Blvd., Suite 3400
Los Angeles, California 90067
Tel: (310) 788-1999
Fax: (310) 788-1990
Telex: 69-1400 INTERLEAS BVHL

Agent	2 Penns Way, Suite 200
New Castle, DE 19720
Tel: (302) 894-6005
Fax: (302) 894-6120

Citicorp USA, Inc., as Bank	2 Penns Way, Suite 200
New Castle, DE 19720
Tel: (302) 894-6005
Fax: (302) 894-6120

Bank of America, N.A.	Mark G. Short
901 Main St
64th Floor
Dallas, TX 75202
Tel: (214) 209-0670
Fax: (214) 209-1027
Mark.g.short@bankofamerica.com

The Governor and Company of the Bank of Scotland	Carl Irvine
155 Bishopsgate
Level 7
London EC2M 3YB
Tel: 020 7012 9289
Fax: 020 7012 9455

Credit Suisse First Boston, Acting	Ed Markowski
Through its Cayman Islands Branch	One Madison Ave.
New York, NY 10010
Tel: (212) 538-3380
Fax: (212) 538-6851
e-mail: Edward.markowski@csfb.com

HSBC Bank USA, National Association	452 Fifth Avenue, 5th Floor
New York, NY 10018
Attention: Kenneth J. Johnson
Tel: (212) 525-2480
Fax: (212) 525-6856
e-mail: kenneth.j.johnson@us.hsbc.com
Schedule III

Schedule III
Address for Notices

PARTY	ADDRESS FOR NOTICES
JPMorgan Chase Bank	Denise Ramon
1111 Fannin
11th Floor
Houston, TX 77002

ABN AMRO Bank N.V.	Irene Joseph
540 West Madison Street, Suite 2621
Chicago, IL 60661
Fax: (312) 992-5111
e-mail: Irene.joseph@abnamro.com

Banco Santander Central Hispano, S.A., New York Branch	Ligla Castro
45 East 53rd Street
New York, NY
Tel: (212) 350-3677
Fax: (212) 350-3647
e-mail: lcastro@schny.com

Barclays Bank PLC	Alison McGuigan
200 Park Avenue
New York, NY 10166
Tel: (212) 412-7672
Fax: (212) 412-5610
e-mail: Alison.mcguigan@barcap.com

BNP Paribas	Phil Truesdale
787 Seventh Ave., 28th Floor
New York, NY 10019
Tel: (212) 841-2870
Fax: (212) 841-2533
e-mail: Phil.truesdale@americas.bnpparibas.com

Deutsche Bank AG New York Branch	Ruth Leung
Portfolio Manager — North American Insurance
Companies Deutsche Bank Securities 60 Wall Street
New York, NY 10005
Tel: (212) 250-8650
Fax: (212) 797-0270

Merrill Lynch Bank USA	Frank Stepan
15 West South Temple, Suite 300
Salt Lake City, UT 84101
Tel: (801) 526-8316
Fax: (801)531-7470
e-mail: frank_stepan@ml.com

Société Générale	Carol Radice
1221 Avenue of the Americas
New York, NY 10020
Tel: (212) 278-6183
Fax: (212) 278-7862
e-mail: carold.radice@sgcib.com

Schedule III

Schedule III
Address for Notices

PARTY	ADDRESS FOR NOTICES
The Bank of Tokyo-Mitsubishi, Ltd.,	Jim Brown
New York Branch	1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104
Tel: (212) 782-4221
Fax: (212) 782-6445
e-mail: jbrown@btmna.com

UBS Loan Finance LLC	Joe Pigott
677 Washington Blvd.
Stanford, CT 06901
Tel: (203) 719-4853
Fax: (203) 719-4400
e-mail: joseph.pigott@ubs.com

Wachovia Bank, N.A.	Grainne Pergolini
1339 Chestnut Street
Philadelphia, PA 19107
Tel: (267) 321-6205
Fax: (267) 321-7101
e-mail: grainne.pergolini@wachovia.com

Lehman Brothers Bank, FSB	Janine Shugan
745 7th Avenue, 5th Floor
New York, NY 10019
Tel: (212) 526-8625
Fax: (917) 522-0139
e-mail: jshugan@lehman.com

Sumitomo Mitsui Banking Corporation	Bill Haney, Legal Department
277 Park Avenue
New York, NY 10172

The Bank of Nova Scotia

Caja Madrid	Alvaro Solis
Pº de la Castellana, 189 3rd Floor
28046 Madrid
Tel: +34 91 423 9293
Fax: +34 91 423 5489
e-mail: asolist@cajamadrid.es

Lloyds TSB Bank plc	James Rudd
1251 Avenue of the Americas
New York, NY 10020
Tel: (212) 930-8977
Fax: (212) 930-5098
e-mail: jrudd@lloystsb-usa.com

UFJ Bank Limited	Marlin Chin
55 East 52nd Street
New York NY 10055
Tel: (212) 339-6392
Fax: (212) 754-2368
Schedule III

Schedule III
Address for Notices

PARTY	ADDRESS FOR NOTICES
The Bank of Montreal	Bank of Montreal
115 LaSalle Street, 17 West
Chicago, IL 60603
Attn: Client Services

Mizuho Corporate Bank, Ltd.	David Lim
1251 Avenue of the Americas
New York, NY 10020
Tel: (212) 282-3359
Fax: (212) 282-4488
e-mail: david.lim@mizuhous.com

Svenska Handelsbanken	H. Newell Bacon
875 Third Avenue — 4th floor
New York, N. Y. 10022-7218
Tel: (212) 326-2726
Fax: (212) 326-5151

The Bank of New York	Geoffrey Brooks
One Wall Street
New York, NY 10286
Tel: (212) 635-8475
Fax: (212) 809-9520
e-mail: gbrooks@bankofny.com

Royal Bank of Canada	Linda Joannou
One Liberty Plaza, 4th Floor
New York, NY 10006-1404
Tel: (212) 428-6212
Fax: (212) 428-2372

Standard Chartered Bank	Robert Gilbert
One Madison Avenue
New York, NY 10070
Tel: (212) 667-04963
Fax: (212) 667-0273
e-mail: Robert.gilbert@us.standardchartered.com

SanPaolo IMI S.p.A.	SanPaolo IMI LA Office
Attention: Donald Brown
444 S. Flower Street, Suite 4550
Los Angeles, CA 90071
Tel: (203) 489-3105
Fax: (203) 622-2514
e-mail: spimila@sbcglobal.net

SanPaolo IMI NY Branch
Attention: Robert Wurster
245 Park Avenue, 35th Floor
New York, NY 10167
Tel: (212) 692-3160
Fax: (212) 692-3178
e-mail: Robert.wurster@sanpaoloimi.com
Schedule III

Exhibit A
FORM OF
NOTICE OF COMPETITIVE BID BORROWING
                                        ,
Citicorp USA, Inc., as Agent
2 Penns Way, Suite 200
New Castle, DE 19720
Ladies and Gentlemen:
          This instrument constitutes a Notice of Competitive Bid Borrowing under, and as defined by, the $2,000,000,000 364-Day Revolving Credit Agreement, dated as of October 14, 2005 (as amended, modified or supplemented, the “Credit Agreement”), among International Lease Finance Corporation (the “Company”), Citicorp USA, Inc., in its individual corporate capacity and as Agent, and certain financial institutions referred to therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
          The Company hereby requests (a) Bid Loan(s), subject to the terms of the Credit Agreement, as follows:
          (a) Funding Date:                                         ,                     .
          (b) Aggregate principal amount of Bid Loans requested: $                    .
          (c) Loan Period(s):*
Absolute Rate Loans:                      days                     days                     days
LIBOR Rate Loans:                      months                      months                      months
          (d) Account to be credited:
          The officer of the Company signing this Notice of Competitive Bid Borrowing hereby certifies that the following statements are true on the date hereof:
(a)	Before and after giving effect to the Bid Loans requested hereby, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or shall result from the making of such Loan; and

(b)	Before and after giving effect to the Bid Loans requested hereby, the

*	The Company may select up to three loan periods per Notice of Competitive Bid Borrowing.
Form of Notice of Competitive Bid Borrowing

representations and warranties set forth in Section 8 of the Credit Agreement shall be true and correct in all material respects as of the date of such requested Loans with the same effect as though made on the date of such Bid Loans.

Very truly yours,

INTERNATIONAL LEASE FINANCE CORPORATION

By:

Its:

Form of Notice of Competitive Bid Borrowing

Exhibit B
FORM OF
BID FROM [Name of Bank]
(Contact Person:                                        )
                                        ,
Citicorp USA, Inc., as Agent
2 Penns Way, Suite 200
New Castle, DE 19720
Ladies and Gentlemen:
          This instrument constitutes a Bid under, and as defined by, the $2,000,000,000 364-Day Revolving Credit Agreement, dated as of October 14, 2005 (as amended, modified or supplemented, the “Credit Agreement”), among International Lease Finance Corporation (the “Company”), Citicorp USA, Inc., in its individual corporate capacity and as Agent, and certain financial institutions referred to therein, including the undersigned. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
   (1) The Company’s related Notice of Competitive Bid Borrowing, dated                     ,                     , inviting this Bid has requested a Bid Loan, subject to the terms and conditions of the Credit Agreement, in the aggregate principal amount of $                     with a Funding Date of                                         ,                     .
   (2) The undersigned hereby offers to make the following Bid Loan(s) on the Funding Date:*

*	$10,000,000 or a higher integral multiple of $1,000,000.
Form of Bid

     (a) Loan Period of                      days                      months

	Principal Amount				Interest Rate or
	Minimum		Maximum		LIBOR ± Margin
1.	$	*	$	*	*	*
2.	$	*	$	*	*	*
3.	$	*	$	*	*	*
4.	$	*	$	*	*	*
          (3) The undersigned’s lending office for the proposed Bid Loan is                     .
          (4) The undersigned acknowledges that the offer(s) set forth above, subject to the satisfaction of the applicable conditions precedent set forth in the Credit Agreement, irrevocably obligate(s) the undersigned to make the Bid Loan(s) for which any offer(s) are accepted, in whole or in part, in accordance with the terms of the Credit Agreement.

Very truly yours,

[NAME OF BANK]

By:

Its:

*	$10,000,000 of higher integral multiple of $1,000,000 for each interest rate (i.e., Portion) for each Loan Period.

**	Specify the interest rate per annum (expressed as a percentage to four decimal places) in the case of an Absolute Rate Loan and the margin above or below LIBOR in the case of a LIBOR Rate Loan.
Form of Bid

Exhibit C
FORM OF
COMMITTED LOAN REQUEST
                                        ,
Citicorp USA, Inc., as Agent
2 Penns Way, Suite 200
New Castle, DE 19720
Ladies and Gentlemen:
          This constitutes a Committed Loan Request under, and as defined by, the $2,000,000,000 364-Day Revolving Credit Agreement, dated as of October 14, 2005 (as amended, modified or supplemented, the “Credit Agreement”), among International Lease Finance Corporation (the “Company”), Citicorp USA, Inc., in its individual corporate capacity and as Agent, and certain financial institutions referred to therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
          The Company hereby requests that the Banks make Committed Loans to it, subject to the terms and conditions of the Credit Agreement, as follows:
          (a) Funding Date:                                         ,                     .
          (b) Aggregate principal amount of Committed Loans requested: $                    .
          (c) Loan Period:                                         .
          (d) Type of Loans: [LIBOR Rate Loans] [Base Rate Loans].
          The officer of the Company signing this Committed Loan Request hereby certifies that as of the date hereof:
(a)	Before and after giving effect to the Committed Loans requested hereby, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or shall result from the making of such Loans;

(b)	Before and after giving effect to the Loans requested hereby, the representations and warranties set forth in Section 8 of the Credit Agreement shall be true and correct in all material respects with the same effect as though made on the date of such Loans; and

(c)	After the making of the Loans requested hereby, the aggregate principal amount of all outstanding Loans will not exceed the Aggregate Commitment.
Form of Committed Loan Request

Very truly yours,

INTERNATIONAL LEASE FINANCE CORPORATION

By:

Its:

Form of Committed Loan Request

Exhibit D
FORM OF BID NOTE

$2,000,000,000	October 14, 2005
          International Lease Finance Corporation, a California corporation (the “Company”), for value received, hereby promises to pay to the order of [NAME OF BANK] (the “Bank”), at the office of Citicorp USA, Inc., in its individual corporate capacity and as Agent (the “Agent”), at 2 Penns Way, Suite 200, New Castle, DE 19720 on [__________], 200[___], or at such other place, to such other person or at such other time and date as provided for in the $2,000,000,000 364-Day Revolving Credit Agreement (as amended, modified or supplemented, the “Credit Agreement”), dated as of October 14, 2005, among the Company, the Agent, and the financial institutions named therein, in lawful money of the United States of America, the principal sum of $2,000,000,000 or, if less, the aggregate unpaid principal amount of all Bid Loans made by the Bank to the Company pursuant to the Credit Agreement. This Bid Note shall bear interest as set forth in the Credit Agreement for Bid Borrowings (as defined in the Credit Agreement).
          Except as otherwise provided in the Credit Agreement with respect to LIBOR Rate Loans, if interest or principal on any loan evidenced by this Note becomes due and payable on a day which is not a Business Day (as defined in the Credit Agreement) the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.
          This Note is one of the Bid Notes referred to in the Credit Agreement. This Note is subject to prepayment in whole or in part, and the maturity of this Note is subject to acceleration, upon the terms provided in the Credit Agreement.
          This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[remainder of page intentionally left blank]
Form of Bid Note

          All Bid Loans made by the Bank to the Company pursuant to the Credit Agreement and all payments of principal thereof may be indicated by the Bank upon the grid attached hereto which is a part of this Note. Such notations shall be rebuttable presumptive evidence of the aggregate unpaid principal amount of all Bid Loans made by the Bank pursuant to the Credit Agreement.

INTERNATIONAL LEASE FINANCE CORPORATION

By:

Name:
Title:

By:

Name:
Title:
Form of Bid Note

Bid Loans and Payments of Principal

					Amount		Name of
	Principal				of	Unpaid	Person
Funding	Amount	Interest	Interest	Loan	Principal	Principal	Making
Date	of Loan	Method	Rate	Period	Paid	Balance	Notation

Form of Bid Note

Exhibit E
FORM OF COMMITTED NOTE

$	October 14, 2005
          International Lease Finance Corporation, a California corporation (the “Company”), for value received, hereby promises to pay to the order of [NAME OF BANK] (the “Bank”), at the office of Citicorp USA, Inc., in its individual corporate capacity and as Agent (the “Agent”), at 2 Penns Way, Suite 200, New Castle, DE 19720 on October 13, 2006, or at such other place, to such other person or at such other time and date as provided for in the $2,000,000,000 364-Day Revolving Credit Agreement (as amended, modified or supplemented, the “Credit Agreement”), dated as of October 14, 2005, among the Company, the Agent, and the financial institutions named therein, in lawful money of the United States of America, the principal sum of $                     or, if less, the aggregate unpaid principal amount of all Committed Loans made by the Bank to the Company pursuant to the Credit Agreement. This Committed Note shall bear interest as set forth in the Credit Agreement for Base Rate Loans and LIBOR Rate Loans (as defined in the Credit Agreement), as the case may be.
          Except as otherwise provided in the Credit Agreement with respect to LIBOR Rate Loans, if interest or principal on any loan evidenced by this Note becomes due and payable on a day which is not a Business Day (as defined in the Credit Agreement) the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.
          This Note is one of the Committed Notes referred to in the Credit Agreement. This Note is subject to prepayment in whole or in part, and the maturity of this Note is subject to acceleration, upon the terms provided in the Credit Agreement.
          This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[remainder of page intentionally left blank]
Form of Committed Note

          All Committed Loans made by the Bank to the Company pursuant to the Credit Agreement and all payments of principal thereof may be indicated by the Bank upon the grid attached hereto which is a part of this Note. Such notations shall be rebuttable presumptive evidence of the aggregate unpaid principal amount of all Committed Loans made by the Bank pursuant to the Credit Agreement.

INTERNATIONAL LEASE FINANCE CORPORATION

By:
Name:
Title:

By:

Name:
Title:
Form of Committed Note

Committed Loans and Payments of Principal

					Amount		Name of
	Principal				of	Unpaid	Person
Funding	Amount	Interest	Interest	Loan	Principal	Principal	Making
Date	of Loan	Method	Rate	Period	Paid	Balance	Notation

Form of Committed Note

Exhibit F
FIXED CHARGE COVERAGE RATIO*
FOR THE PERIOD ENDED December 31, 2004

12 Months Ended
December 31, 2004
(Dollars in thousands)
Earnings
Net Income	462,006
Add (to the extent deducted):
Provision for income taxes	206,101
Fixed charges	990,917
Less (to the extent added):
Capitalized interest	48,390
Earnings as adjusted (A)	1,610,634
Preferred dividend requirements	3,826
Ratio of income before provision for income taxes to net income	145%
Preferred dividend factor on pretax basis	5,548
Fixed charges
Interest expense	942,527
Capitalized interest	48,390
Interest factor of rents	0
Fixed charges as adjusted	990,917
Fixed charges and preferred Stock dividends (B)	996,465
Ratio of earnings to fixed charges and preferred stock dividends ((A) divided by (B))*	1.62

*	As calculated pursuant to Section 9.11 and the definition of Fixed Charge Coverage Ratio set forth in Section 1.2.
Fixed Charge Coverage Ratio

Exhibit G
FORM OF OPINION OF COUNSEL FOR THE COMPANY
October 14, 2005
To the Financial Institutions and
          the Agent Referred to Below
c/o Citicorp USA, Inc.
2 Penns Way, Suite 200
New Castle, Delaware 19720
Ladies and Gentlemen:
          We have acted as special counsel for International Lease Finance Corporation (the “Company”) in connection with the $2,000,000,000 364-Day Revolving Credit Agreement dated as of October 14, 2005 (the “Credit Agreement”), by and among the Company, those certain financial institutions signatory thereto (the “Banks”), and Citicorp USA, Inc., in its individual capacity and as agent for the Banks (the “Agent”). Terms used herein without definition have the meanings given to such terms in the Credit Agreement.
          In our capacity as such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have been furnished, and have relied upon, certificates of officers of the Company with respect to certain factual matters regarding the Company. As to relevant factual matters, we have also relied on the representations and warranties made by the Company in the Credit Agreement. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.
          In our review and examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as conformed or photostatic copies. For the purpose of the opinions hereinafter expressed, we have assumed the due execution and delivery, pursuant to due authorization, of each document referred to in this opinion by each party thereto other than the Company and its Subsidiaries, that each document constitutes the legally valid and binding obligation of each such other party enforceable against such party in accordance with its respective terms and that such other person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
          We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. Upon the basis of the foregoing, our reliance upon the assumptions in this opinion and our considerations of those questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that:
               1. The Company has been duly incorporated and is validly existing in good
Form of Opinion of Counsel for the Company

standing under the laws of the State of California, with corporate power to own its properties and carry on its business as described in the Company’s Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2004.
               2. The Company has the corporate power and corporate authority to enter into the Credit Agreement, to make the borrowings under the Credit Agreement, to execute and deliver the Notes and to incur the obligations provided for therein, all of which have been duly authorized by all necessary corporate action on the part of the Company.
               3. No order, consent, permit or approval of any California or U.S. federal governmental authority that we have, in exercise of customary professional diligence, recognized as applicable to the Company or to the transactions of the type contemplated by the Credit Agreement, is required on the part of the Company for the execution and delivery of, and the performance of its obligations under, the Credit Agreement and the Notes except as have been obtained or as may be obtained in the ordinary course of business.
               4. The Credit Agreement and the Notes have been duly executed and delivered by the Company.
               5. Each of the Credit Agreement and the Notes (if any) constitutes the legally valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
               6. The execution and delivery of the Credit Agreement and the Notes by the Company do not, and the Company’s performance of its obligations under the Credit Agreement and the Notes will not (i) violate the Company’s Articles of Incorporation or Bylaws, or (ii) violate, breach or result in a default under any existing obligation of or restriction on the Company under any of the agreements, instruments, contracts, orders, injunctions or judgments (the “Other Agreements”) identified to us in an officer’s certificate of the Company (a copy of which is being delivered to you concurrently herewith) as agreements, instruments, contracts, orders, injunctions or judgments binding on the Company or by which its assets are bound which have provisions limiting or impacted by the issuance by the Company of debt and which the violation or breach of or default under would have a Material Adverse Effect. We express no opinion as to the effect of the Company’s performance of its obligations in the Credit Agreement (and the Notes) with respect to the Company’s compliance with financial covenants in the Other Agreements.
               7. The execution and delivery by the Company of the Credit Agreement and the Notes do not, and the Company’s performance of its obligations under the Credit Agreement and the Notes will not, violate any current California, New York or U.S. federal statute, rule or regulation that we have in the exercise of customary professional due diligence recognized as
Form of Opinion of Counsel for the Company

applicable to the Company or to the transactions of the type contemplated by the Credit Agreement.
               8. The making of the Loans and the use of the proceeds thereof as provided in the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System. For purposes of this opinion, we have assumed that none of the Banks is a “creditor” as defined in Regulation T.
               9. The Company is not an “investment company” required to register under the Investment Company Act of 1940, as amended.
               Our opinion in paragraph 5 above as to the enforceability of the Credit Agreement and the Notes is subject to:
(i) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law; and
(ii) the unenforceability under certain circumstances of provisions appointing one party as attorney-in-fact or trustee for an adverse party.
               We express no opinion as to any provision of the Credit Agreement insofar as it purports to grant a right of setoff in respect of any Party’s assets to any person other than a creditor of such Party.
               For purposes of the opinions expressed in paragraphs 3, 6 and 7, we have assumed that the Company will not in the future take any discretionary action (including a decision not to act) permitted by the Credit Agreement or the Notes that would cause the performance of the Credit Agreement or the Company’s obligations under the Notes to violate any California, New York or U.S. federal statute, rule or regulation, constitute a violation or breach of or default under any of the agreements, instruments, contracts, orders, injunctions, judgments or decrees referred to in paragraph 6 or require an order, consent, permit or approval to be obtained from a California, New York or U.S. federal governmental authority.
               We express no opinion concerning (i) federal or state securities laws or regulations, (ii) federal or state antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) compliance with fiduciary requirements, (v) federal or state environmental laws and regulations, (vi) federal or state land use or subdivision laws or regulations or (vii) federal or state laws and regulations concerning filing requirements, other than requirements applicable to charter-related documents.
               In addition, we call your attention to the fact that the California Supreme Court in Grafton Partners v. Superior Court, 36 Cal. 4th 944 (2005), recently held that, under California law, pre-dispute waivers of the right to trial by jury are unenforceable. Although the Credit Agreement and the Notes each state that it is governed by the laws of the State of New York, a California court may not enforce the choice of New York law with respect to the waiver of the right to trial by jury in the Credit Agreement. Accordingly, we express no opinion as to whether
Form of Opinion of Counsel for the Company

or not the waiver of such right would be given effect by a California court.
               The law covered by this opinion is limited to the present federal law of the United States and the present laws of the State of California, and for the purposes of paragraphs 5 and 7, the present laws of the State of New York. Our opinions rendered in paragraphs 3 and 7 above are based upon our review only of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement and the Notes. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
               In rendering our opinions in paragraph 3 above, we have assumed that each Bank is a sophisticated financial institution capable of evaluating the merits and risks relating to the Credit Agreement and the Notes, and that each Bank has been provided access to such information relating to the Company as such Bank has requested.
               Except as expressly set forth in paragraph 8 above, we are not expressing any opinion as to the effect of the Agent’s or any Bank’s compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Company because of the nature of the Agent’s or any Bank’s business.
               This opinion is furnished to you in connection with the Company’s execution and delivery of the Credit Agreement, is solely for your benefit and the benefit of your successors and assigns, and may not be relied upon by, nor may copies be delivered to, any other person, without our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,
Form of Opinion of Counsel for the Company

Exhibit H
FORM OF THE OPINION OF GENERAL COUNSEL OF THE COMPANY
October 14, 2005
To the Banks and the Agent
   Referred to Below
c/o Citicorp USA, Inc.
2 Penns Way, Suite 200
New Castle, Delaware 19720
Ladies and Gentlemen:
          I am General Counsel for International Lease Finance Corporation (the “Company”) and am rendering this opinion in connection with the $2,000,000,000 364-Day Revolving Credit Agreement dated as of October 14, 2005 (the “Credit Agreement”), by and among the Company, those certain financial institutions signatory thereto (the “Banks”) and Citicorp USA, Inc., in its individual capacity and as administrative agent (the “Agent”). Terms used herein without definition have the meanings given to such terms in the Credit Agreement.
          I have examined originals, or copies certified or otherwise identified to my satisfaction as being true copies, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I am opining herein as to the effect on the subject transactions of only United States of America federal law and the laws of the State of California.
          Upon the basis of the foregoing, I am of the opinion that:
          1. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires it to be so qualified; provided, however, that the Company may not be so qualified in certain jurisdictions, the effect of which would not have a Material Adverse Effect on the Company.
          2. To the best of my knowledge, Aircraft SPC-3, Inc.; Aircraft SPC-4, Inc.; Aircraft SPC-8 Inc.; Aircraft SPC-9, Inc.; Aircraft SPC-11, Inc.; Aircraft SPC-12, Inc.; Aircraft SPC-14, Inc.; Euclid Aircraft, Inc.; ILFC Aircraft Holding Corporation; ILFC Aviation Consulting, Inc.; Interlease Aircraft Trading Corporation; Interlease Aviation Corporation; Interlease Management Corporation; Platypus Leasing, Inc.; ILFC Dover Inc.; CABREA, Inc. and ILFC Volare, Inc., (all wholly owned subsidiaries of Aircraft SPC-3, Inc.); ILFC Rhino I LLC; and ILFC Rhino II LLC (a wholly owned subsidiary of ILFC Rhino I LLC) are the only domestic subsidiaries of the Company.
Form of the Opinion of General Counsel for the Company

          3. Excluding Sierra Leasing Limited, no subsidiary of the Company nor all of the subsidiaries of the Company taken as a whole is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.
          4. To the best of my knowledge, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
          This opinion is furnished to you in connection with the Company’s execution and delivery of the Credit Agreement, is solely for your benefit and the benefit of your successors and assigns, and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to my attention, or any future changes in laws.

Very truly yours,

Julie I. Sackman
General Counsel
Form of the Opinion of General Counsel of the Company

Exhibit I
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
          AGREEMENT dated as of                                         ,                      between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”).
W I T N E S S E T H
          WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the $2,000,000,000 364-Day Revolving Credit Agreement dated as of October 14, 2005 (the “Credit Agreement”) among International Lease Finance Corporation (the “Company”), the Assignor and Citicorp USA, Inc., in its individual corporate capacity and as Agent (the “Agent”), and certain financial institutions referred to therein;
          WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Committed Loans in an aggregate principal amount at any time outstanding not to exceed $                    ;
          WHEREAS, Committed Loans and Bid Loans made by the Assignor under the Credit Agreement in the respective aggregate principal amounts of $                     and $                     are outstanding at the date hereof; and
          WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $           **           (the “Assigned Amount”), together with $           *           aggregate principal amount outstanding of Committed Loans and $           **           aggregate principal amount outstanding of Bid Loans (collectively, the “Assigned Loans”), and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on the terms set forth in the Credit Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
          SECTION 1. Definitions. All capitalized terms not otherwise defined herein all shall have the respective meanings set forth in the Credit Agreement.
          SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and the Assigned Loans, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the

*	See Section 13.4.1 for minimum requirements.

**	Assignment of Bid Loans is optional.
Form of Assignment and Assumption Agreement

extent of the Assigned Amount and the Assigned Loans. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.
          SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds an amount equal to $           *          . It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
          SECTION 4. Consent of the Company and the Agent. This Agreement is conditioned upon the consent of the Company and the Agent pursuant to Section 13.4.1of the Credit Agreement. The execution of this Agreement by the Company and the Agent is evidence of this consent. Pursuant to Section 13.4.1 the Company agrees to execute and deliver a Bid Note and a Committed Note, each payable to the order of the Assignee and evidencing the assignment and assumption provided for herein, if so requested. If so requested, the Company also agrees to execute replacement Notes in favor of the Assignor if the Assignor has retained any Commitment.
          SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Company, or the validity and enforceability of the obligations of the Company in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.
          SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          SECTION 7. Counterparts. This Agreement may be signed in any number of

*	Amount should combine principal and face together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.
Form of Assignment and Assumption Agreement

counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          SECTION 8. Eligible Assignee. The Assignee hereby represents and warrants that it is an Eligible Assignee as defined in the Credit Agreement.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Name:
Title:

[ASSIGNEE]

By:

Name:
Title:

Consented, and with respect to Section 4, agreed:

INTERNATIONAL LEASE FINANCE CORPORATION

By:
Name:
Title:
Form of Assignment and Assumption Agreement

Consented:

CITICORP USA, INC., as Agent

By:
Name:
Title:

By:

Name:
Title:
Form of Assignment and Assumption Agreement

Exhibit J
FORM OF REQUEST FOR EXTENSION OF
TERMINATION DATE
                                        ,
[ADDRESSED TO THE AGENT]
Attention:
Ladies and Gentlemen:
          This instrument constitutes a notice to the Agent of a request for the extension of the Termination Date pursuant to Section 13.8 of the $2,000,000,000 364-Day Revolving Credit Agreement, dated as of October 14, 2005 (as amended, modified or supplemented, the “Credit Agreement”), among International Lease Finance Corporation (the “Company”),Citicorp USA, Inc., in its individual corporate capacity and as Agent, and certain financial institutions referred to therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
          The Company hereby requests that you distribute this letter to each Bank. The Company further requests that each Bank extend its now scheduled Termination Date under the Credit Agreement by 364 days and confirm its agreement to do so by countersigning a copy of this letter.
          The officer of the Company signing this instrument hereby certifies that:
          (a) Before and after giving effect to the extension of the Termination Date requested hereby, no Event of Default or Unmatured Event of Default shall have occurred and be continuing and all Loans payable prior to the date hereof shall have been paid in full; and
          (b) Before and after giving effect to the extension of the Termination Date requested hereby, the representations and warranties set forth in Section 8 of the Credit Agreement shall be true and correct in all material respects with the same effect as though made on the date hereof.

Very truly yours,

INTERNATIONAL LEASE FINANCE CORPORATION

By:

Its:

Form of Request for Extension of Termination Date

Confirmed and accepted, subject to the
terms and conditions of the Credit
Agreement, as of the date first above
written:
[NAME OF BANK]
By:
Its:
Form of Request for Extension of Termination Date